Exhibit 10.1

EXECUTION VERSION

RESTATEMENT AGREEMENT, dated as of February 22, 2013 (this “Restatement Agreement”), to the Third Amended and Restated Credit Agreement, dated as of October 11, 2007, amended and restated as of September 20, 2010, further amended and restated as of February 28, 2011 and further amended and restated as of October 3, 2012 (as amended and in effect immediately prior to the Fourth Restatement Effective Date, the “Third Amended and Restated Credit Agreement”) by and among UNIVAR INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”) and Collateral Agent (the “Collateral Agent”).

WHEREAS, the Borrower has requested, and the Lenders party hereto have agreed, upon the terms and subject to the conditions set forth herein, that the Third Amended and Restated Credit Agreement be amended and restated as provided herein; and

NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Fourth Amended and Restated Credit Agreement (as defined below), except that the defined terms “Lender” and “Required Lenders” shall have the meaning given such terms by the Third Amended and Restated Credit Agreement.

SECTION 2. Amendment and Restatement of the Third Amended and Restated Credit Agreement. The Third Amended and Restated Credit Agreement is hereby amended and restated to read in its entirety as set forth in Exhibit A hereto (the “Fourth Amended and Restated Credit Agreement”).

SECTION 3. Effectiveness. This Fourth Restatement Agreement shall become effective when (x) counterparts hereof which, when taken together, bear the signatures of each of the Borrower, the Administrative Agent and the Required Lenders shall have been received by the Administrative Agent, (y) all conditions to the Fourth Restatement Effective Date set forth in Article 5 of the Fourth Amended and Restated Credit Agreement shall have been satisfied and (z) the Administrative Agent shall have received from the Borrower a non-refundable fee (the “Consent Fee”), for the account of each Lender that has delivered an executed signature page to this Fourth Restatement Agreement prior to 12:00 noon New York time on Friday, February 15, 2013, equal to 0.10% of the principal amount of Loans held by such consenting Lender immediately prior to the Fourth Restatement Effective Date.

SECTION 4. Counterparts; Amendments. This Fourth Restatement Agreement may neither be amended nor may any provision hereof be waived except pursuant to a writing signed by each of the Credit Parties, the Administrative Agent and Lenders constituting the Required Lenders. This Fourth Restatement Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Fourth Restatement Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Fourth Restatement Agreement.

SECTION 5. No Novation. The execution and delivery of this Fourth Restatement Agreement and the effectiveness shall not act as a novation of the Third Amended and Restated Credit Agreement and, except as specifically contemplated by this Fourth Restatement Agreement shall not serve to discharge or release any Obligation or Lien under the Credit Documents. This Fourth Restatement Agreement shall be a Credit Document for all purposes of the Fourth Amended and Restated Credit Agreement.

SECTION 6. Applicable Law; Waiver of Jury Trial.

(A) THIS FOURTH RESTATEMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(B) EACH PARTY HERETO HEREBY AGREES TO THE TERMS SET FORTH IN SECTION 12.15 OF THE FOURTH AMENDED AND RESTATED CREDIT AGREEMENT AS IF SUCH SECTION WERE SET FORTH IN FULL HEREIN.

SECTION 7. Headings. The Section headings used herein are for convenience of reference only, are not part of this Fourth Restatement Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Fourth Restatement Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Restatement Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

UNIVAR INC., as Borrower

By:	/s/ Thomas P. Martin
	Name:	Thomas P. Martin
	Title:	Vice President and Treasurer

[Signature Page to Restatement Agreement]

BANK OF AMERICA, N.A, as Administrative Agent and Collateral Agent

By:	/s/ W. H. Pegler, Jr
	Name:	W. H. Pegler, Jr
	Title:	Managing Director

[Term Restatement Agreement]

Required Lenders’ signature pages on file with Bank of America, N.A.

EXHIBIT A

A-1

[Published CUSIP No.:        ]

FOURTH AMENDED AND RESTATED

CREDIT AGREEMENT

Dated as of October 11, 2007,

Amended and Restated on September 20, 2010,

as further Amended and Restated on February 28, 2011,

as further Amended and Restated on October 3, 2012

and

as further Amended and Restated on February 22, 2013

among

UNIVAR INC.,

as the Borrower,

The Several Lenders

from Time to Time Parties Hereto

and

BANK OF AMERICA, N.A.,

as Administrative Agent

BANK OF AMERICA, N.A.,

DEUTSCHE BANK SECURITIES INC.

GOLDMAN SACHS LENDING PARTNERS LLC

HSBC SECURITIES (USA) INC.

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY SENIOR FUNDING, INC.

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners for the

Fourth Amendment and Restatement

-i-

-ii-

-iii-

SCHEDULES

Schedule 1.1(a)	Mortgaged Properties
Schedule 1.1(b)	Commitments and Addresses of Euro Tranche Term Loan Lenders
Schedule 1.1(c)(i)	Excluded Subsidiaries
Schedule 1.1(d)	Mandatory Costs
Schedule 1.1(e)	Existing Indebtedness
Schedule 1.1(f)	Debt Repayment
Schedule 7.4	Litigation
Schedule 7.12	Subsidiaries
Schedule 8.11	Post-Closing Actions
Schedule 9.2	Existing Liens
Schedule 9.5	Existing Investments
Schedule 9.8	Existing Affiliate Transactions
Schedule 12.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Amended and Restated Mortgage (Real Property)
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of U.S. Tax Compliance Certificate
Exhibit F	Form of Intercreditor Agreement

-iv-

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 11, 2007, and amended and restated as of September 20, 2010, further amended and restated as of February 28, 2011, further amended and restated as of October 3, 2012, and further amended and restated as of February 22, 2013, among UNIVAR INC., a Delaware corporation (the “Borrower”), the registered lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as Administrative Agent (such term and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1) and Collateral Agent.

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent are parties to an Amended and Restated Credit Agreement, dated as of October 11, 2007 (as amended and restated on September 20, 2010, as further amended and restated as of February 28, 2011 (the “Second Amended and Restated Credit Agreement”), and as further amended and restated as of October 3, 2012 the “Third Amended and Restated Credit Agreement”); and

WHEREAS, the Required Lenders (under and as defined in the Third Amended and Restated Credit Agreement) have consented to the amendment and restatement of the Third Amended and Restated Credit Agreement on the terms and conditions set forth herein and in the Restatement Agreement dated as of the Fourth Restatement Effective Date (the “Restatement Agreement”) amongst the parties hereto.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I Definitions

1.1. Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABL Collateral Agent” shall mean the collateral agent under the ABL Facility.

“ABL Credit Agreement” shall mean the Amended and Restated ABL Credit Agreement, dated September 20, 2010, by and among the Credit Parties, the Canadian borrower party thereto, the lenders party thereto in their capacities as lenders thereunder, Bank of America and Bank of America (acting through its Canadian branch), as administrative agents and the other parties named therein, as amended or otherwise modified on or prior to the date hereof and as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original ABL Credit Agreement or other credit agreements or otherwise, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder). Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Amendment” shall mean Amendment No. 5 to the ABL Credit Agreement.

“ABL Documents” shall mean the Credit Documents (or such corresponding term) as defined in the ABL Credit Agreement, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“ABL Facility” shall mean the collective reference to the ABL Documents, any notes, guarantees, collateral documents and account control agreements, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“ABL Priority Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“ABR” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBOR Rate (for the avoidance of doubt, after giving effect to the last sentence contained in the definition thereof) for a period of one month commencing on such date plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate or LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate, respectively.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall exclude all Euro Tranche Term Loans.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner consistent with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Additional Term B Commitment” “shall mean (a) in the case of each Lender that is a Lender on the Fourth Restatement Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Additional Term B Commitment” and

(b) in the case of any Lender that becomes a Lender after the Fourth Restatement Effective Date, the amount specified as such Lender’s “Additional Term B Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Additional Term B Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Additional Term B Commitments as of the Fourth Restatement Effective Date is $250,000,000.

“Additional Term B Joinder Agreement” means the joinder agreement, dated as of the Fourth Restatement Effective Date, by and among the Borrower, the Administrative Agent and the Additional Term B Lenders.

“Additional Term B Lender” shall mean a Lender with an Additional Term B Commitment or an outstanding Additional Term B Loan.

“Additional Term B Loan” shall have the meaning set forth in Section 2.1(a).

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Bank of America, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 11.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.2 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 12.6(b)(ii)(D).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Debt Fund” shall mean any Affiliate of a Sponsor that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” shall mean any Affiliated Debt Fund, Non-Debt Fund Affiliate or Purchasing Borrower Party.

“Agent Parties” shall have the meaning provided in Section 12.17(d).

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Arrangers.

“Agreement” shall mean this Fourth Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning provided in Section 12.20.

“Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:

(i) an amount equal to the greater of (x) zero and (y) 50% of Cumulative Consolidated Net Income for the period from the first day of the first fiscal quarter commencing after the Closing Date until the last day of the then most recent fiscal quarter for which Section 8.1 Financials have been delivered; and

(ii) the amount of any capital contributions (other than (A) [Reserved], (B) any amount added back in the definition of Consolidated EBITDA pursuant to clause (a)(vii) thereof, (C) any contributions in respect of Disqualified Equity Interests and (D) any amount applied to make Restricted Payments pursuant to Section 9.6(a), Section 9.6(f) or payments made in reliance on clause (iii) to the proviso to the first sentence of Section 9.7(a) in each case of the Original Credit Agreement) made in cash to, or any proceeds of an equity issuance received by, the Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Borrower, minus (b) the aggregate amount of Investments made pursuant to Section 9.5(i)(y) following the Closing Date and prior to the Reference Time.

“Applicable Margin” shall mean, for purposes of calculating the applicable interest rate for any day for (A) any Term B Loan that is (i) an ABR Loan, 2.50% or (ii) a LIBOR Loan, 3.50% and (B) any Euro Tranche Term Loan, 3.75%.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall mean Bank of America, Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary and any issuance of Stock or Stock Equivalents by any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 9.4 (other than transactions permitted by Section 9.4(b)).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit C, or such other form as may be approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any offer contemplated by Section 12.6(j); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer, the Vice President-Finance or any other senior officer of the Borrower (or any other general officers authorized by the board of directors) designated as such in writing to the Administrative Agent by the Borrower.

“Bank of America” shall mean Bank of America, N.A. and its successors.

“Benefited Lender” shall have the meaning provided in Section 12.8(a).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble.

“Borrower Materials” shall have the meaning provided in Section 12.17(c).

“Borrowing” shall mean the incurrence of one Type and Class of Term Loan on a single date (or resulting from conversions on a single date) having, in the case of LIBOR Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans). For the avoidance of doubt, the conversion of a LIBOR Loan into an ABR Loan (or vice versa), the continuation or selection of any Interest Period shall not, in each case, constitute a Credit Event.

“Business Day” shall mean any day excluding Saturday, Sunday and any day that in the jurisdiction where the Administrative Agent’s Office for Loans in Dollars is located shall be a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close; provided, however,

(a) if such day relates to any interest rate settings as to a LIBOR Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such LIBOR Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings, fundings, disbursements, settlements and payments in Euro in respect of a LIBOR Loan denominated in Euro, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which banks are open for foreign exchange business in London and is a TARGET Day.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Management Agreement” shall mean (i) any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payable services), purchase card, electronic funds transfer and other cash management arrangements and (ii) any other agreement (including, without limitation, any agreement which states that it is a “Cash Management Agreement” for purposes of this Agreement) other than an agreement relating to Indebtedness incurred in reliance on Section 9.1(a)(y), Section 9.1(i) or Section 9.1(m).

“Cash Management Bank” shall mean any Person that, either (x) at the time it enters into a Cash Management Agreement or (y) on the Closing Date, was a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CD&R” Clayton, Dubilier & Rice, LLC and any successor in interest thereto, and any successor to its investment management business.

“CD&R Group” means (a) CD&R, (b) Clayton, Dubilier & Rice Fund VIII, L.P. and its successors in interest, (c) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle and (d) any limited or general partners of, or other investors in, any entity described in clause (b) above or any Affiliate thereof, or any such investment fund or vehicle.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the Closing Date, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law) that requires compliance by a Lender; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if (a) prior to a Qualified IPO the Permitted Investors shall at any time not beneficially own, in the aggregate, directly or indirectly, at least 50% of the voting power of the outstanding Voting Stock of (x) so long as the Borrower is a Subsidiary of any Parent Entity, such Parent Entity (other than a Parent Entity that is a Subsidiary of a Parent Entity) and (y) if the Borrower is not a Subsidiary of a Parent Entity, the Borrower; or (b) after a Qualified IPO, any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than one or more Permitted Investors, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of (x) so long as the Borrower is a Subsidiary of any Parent Entity, such Parent Entity (other than a Parent Entity that is a Subsidiary of a Parent Entity) and (y) if the Borrower is not a Subsidiary of a Parent Entity, the Borrower that (i) exceeds 35% of the outstanding Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of a Parent Entity) or the Borrower, as applicable and (ii) exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Permitted Investors, unless, in the case of either clause (a) or (b) above, the Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of (x) so long as the Borrower is a Subsidiary of any Parent Entity, such Parent Entity (other than a Parent Entity that is a Subsidiary of a Parent Entity) and (y) if the Borrower is not a Subsidiary of a Parent Entity, the Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower; or (d) at any time, a Change of Control (as defined in any agreement governing Junior Indebtedness) shall have occurred.

“Claims” shall have the meaning provided in the definition of “Environmental Claims.”

“Class,” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Euro Tranche Term Loans, Term B Loans, Extended Term Loans (of the same Extension Series) or New Term Loans (of each Series) and, when used in reference to any Commitment, refers to whether such Commitment is the Additional Term B Commitment, Euro Tranche Term Loan Commitment or a New Term Loan Commitment (of each Series).

“Closing Date” shall mean October 11, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect at the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all property pledged or purported to be pledged pursuant to the Security Documents.

“Collateral Agent” shall mean Bank of America, as collateral agent under the Security Documents, or any successor collateral agent pursuant to Section 11.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Additional Term B Loan Commitment, Euro Tranche Term Loan Commitment and New Term Loan Commitment with respect to any Series.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 12.17(a).

“Confidential Information” shall have the meaning provided in Section 12.16.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and the Restricted Subsidiaries for such period:

(i) total interest expense,

(ii) provision for taxes based on income, profits or capital (or any alternative in lieu of), including federal, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, including payments made pursuant to any tax sharing agreements or arrangements among the Borrower, its Restricted Subsidiaries and any direct or indirect parent company of the Borrower (so long as such tax sharing payments are attributable to the operations of the Borrower and its Restricted Subsidiaries),

(iii) depreciation and amortization,

(iv) extraordinary losses and unusual or non-recurring charges, including, without limitation, severance costs, relocation costs and integration and facilities opening costs including in connection with any Investment or Disposition,

(v) the amount of any interest expense of any minority interest,

(vi) management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor in an amount not to exceed the maximum amount permitted under clause (a) of the first proviso in Section 9.8,

(vii) any cash costs or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents (other than Disqualified Equity Interests) of the Borrower (provided such capital contributions have not been applied to increase the “Applicable Amount” pursuant to clause (ii) of the definition thereof),

(viii) [Reserved],

(ix) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption,

(x) any fees, costs, commissions, expenses or other charges incurred during such period in connection with the Transaction, any other acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities or amendment or modification to any Indebtedness and any non-recurring costs relating to corporate reorganizations (in each case, including any such transaction undertaken but not completed) and any charges during such period as a result of any such transaction,

(xi) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary and actually paid or refunded, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be paid or refunded by the indemnifying party or other obligor and only to the extent that such amount is (A) not denied by the applicable indemnifying party or obligor in writing within 90 days and (B) in fact reimbursed within 180 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 180 days),

(xii) any non-cash increase in expenses (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) due to purchase accounting and other charges associated with the Transactions and the Restatement Transactions,

(xiii) the amount of loss from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments, and

(xiv) any other non-cash charges or expenses reducing Consolidated Net Income except to the extent representing accruals or reserves for future cash expenditures,

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for the Borrower and its Restricted Subsidiaries for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(iii) gains on asset sales (other than asset sales in the ordinary course of business), and

(iv) any net after-tax income from the early extinguishment of Indebtedness or Hedge Agreements or other derivative instruments,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary following the first day of such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (B) other than for purposes of determining the Applicable Amount, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent, and

(iii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary following the first day of such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary following the first day of such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations actually made in cash pursuant to Hedge Agreements but excluding commitment fees, letter of credit fees and non-cash amortization of loan costs) of the Borrower and its Restricted Subsidiaries, net of all interest income of the Borrower and its Restricted Subsidiaries, all determined for such period on a consolidated basis, without duplication, in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication,

(a) extraordinary items for such period,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income,

(c) in the case of any period that includes a period ending prior to or during the fiscal quarter ending June 30, 2011, fees and expenses in connection with the Restatement Transactions,

(d) any income (loss) for such period attributable to the early extinguishment of Indebtedness or to Hedge Agreements or other derivative instruments,

(e) [reserved], and

(f) the income (loss) for such period of any Person that is not a Restricted Subsidiary, except to the extent distributed to the Borrower or any Restricted Subsidiary.

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property, equipment and intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions and the Restatement Transactions, any consummated acquisition whether consummated before or after the Closing Date, or the amortization or write-off of any amounts thereof.

“Consolidated Senior Secured Debt” shall mean Consolidated Total Debt but excluding (i) from clause (a) of the definition thereof, any Indebtedness that is not secured by a Lien on any assets of the Borrower or any of its Restricted Subsidiaries and (ii) from clause (b) of the definition thereof, the cash proceeds from any New Term Loans.

“Consolidated Senior Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) all Indebtedness of the Borrower and the Restricted Subsidiaries on such date to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP (plus, without duplication, any unamortized deferred financing fees which result in such balance sheet amount being reflected at less than its principal amount) minus (b) the aggregate amount of cash and cash equivalents in excess of $20,000,000 included in the cash and cash equivalents accounts listed on the balance sheet of the Borrower and the Restricted Subsidiaries as at such date determined on a consolidated basis in accordance with GAAP excluding any cash subject to a Lien other than nonconsensual Permitted Liens and Liens permitted by Section 9.2(m).

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and cash equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all cash amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt and (ii) all Indebtedness consisting of Loans to the extent otherwise included therein.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the Closing Date, (b) who has been nominated to be a member of such board of directors, directly or indirectly, by a Sponsor or Persons nominated by a Sponsor or (c) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contractual Requirement” shall have the meaning provided in Section 7.3.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Credit Documents” shall mean this Agreement, the Guarantees, the Security Documents, the Restatement Agreement and any promissory notes issued by the Borrower hereunder, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced from time to time.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Term Loan.

“Credit Facility” shall mean a Class of Term Loans (and, if applicable, the corresponding Class of Commitments).

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Cumulative Consolidated Net Income” shall mean, for any period, Consolidated Net Income for such period, taken as a single accounting period. Cumulative Consolidated Net Income may be a positive or negative amount.

“CVC” shall mean CVC Capital Partners Group Sarl.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 9.1).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 9.4(b) or Section 9.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash following the consummation of the applicable Disposition).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“Disposition” shall have the meaning provided in Section 9.4(1).

“Disqualified Equity Interests” shall mean any Stock or Stock Equivalent which, by its terms (or by the terms of any security or other Stock or Stock Equivalent into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for scheduled mandatory payments of dividends (other than dividends payable solely in the form of Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Stock or Stock Equivalent that would constitute Disqualified Equity Interests, in each case, unless any provisions set forth in clause (a) through (d) above do not apply prior to the earlier of (x) the date that is 180 days after the Final Maturity Date, (y) the date such payment would be permitted to be made pursuant to this Agreement or (z) in the case of clause (a) above, following the repayment of all Loans and all other Obligations that are accrued and payable and the termination of all Commitments.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars at such time as determined by the Administrative Agent on the basis of the Spot Rate for the purchase of Dollars with such currency.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States (within the meaning of Section 7701(a)(9) of the Code).

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Parent, the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to pollution or the protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or any Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Euro” and “€” shall mean the lawful single currency of the Participating Member States.

“Euro Tranche Repayment Amount” shall have the meaning provided in Section 2.5.

“Euro Tranche Term Loan” shall have the meaning provided in Section 2.1.

“Euro Tranche Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Fourth Restatement Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Euro Tranche Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Fourth Restatement Effective Date, the amount specified as such Lender’s “Euro Tranche Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Euro Tranche Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Euro Tranche Term Loan Commitments as of the Fourth Restatement Effective Date is €130,000,000.

“Euro Tranche Term Loan Lender” shall mean a Lender with a Euro Tranche Term Loan Commitment or an outstanding Euro Tranche Term Loan.

“Event of Default” shall have the meaning provided in Section 10.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) an amount equal to the provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including federal, foreign, state, franchise, excise and similar taxes and foreign withholding taxes paid during such period (or accrued during such period and payable within 180 days after the last day of such period) to the extent deducted in arriving at such Consolidated Net Income,

(iv) decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period),

(v) an amount equal to the aggregate consolidated net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales, leases, transfers or other dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, and

(vi) consolidated cash receipts in respect of Swap Contracts during such fiscal year to the extent not otherwise included in Consolidated Net Income;

over

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges described in clauses (a) through (e) of the definition of “Consolidated Net Income” and included in arriving at such Consolidated Net Income,

(ii) the consolidated amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness, a sale of Stock or Stock Equivalents of the Borrower, any Disposition (other than Dispositions in the ordinary course) or any Casualty Event,

(iii) the aggregate consolidated amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any repayment of Term Loans pursuant to Section 2.5 but excluding all other prepayments of Term Loans and (y) all prepayments of loans under the ABL Facility made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness, a sale of Stock or Stock Equivalents of the Borrower, any Disposition (other than Dispositions in the ordinary course) or any Casualty Event,

(iv) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v) increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries completed during such period),

(vi) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness to the extent not deducted in determining such Consolidated Net Income, except to the extent financed with the proceeds of Indebtedness, a sale of Stock or Stock Equivalents of the Borrower, any Disposition (other than Dispositions in the ordinary course) or any Casualty Event,

(vii) the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 9.5 (other than Section 9.5(b)) to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(viii) the amount of Restricted Payments paid during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries to the extent such dividends were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) the amount of taxes (including penalties and interest) paid in cash in such period,

(x) cash expenditures in respect of Swap Contracts during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income; and

(xi) at the Borrower’s election, without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments, Capital Expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters.

“Excluded Assets” shall mean (i) any lease, license, contract, property right or agreement to which any Credit Party is a party or any of such Credit Party’s rights or interests thereunder if and only for so long as the grant of a security interest therein under any Credit Document shall constitute or result in a breach, termination or default or invalidity under such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law); provided that such lease, license, contract, property right or agreement shall be an Excluded Asset only to the extent and for so long as the consequences specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such consequences shall no longer exist; (ii) any interests in real property that constitutes a leasehold of any Credit Party; (iii) any Excluded Stock and Stock Equivalents; (iv) all properties and assets of the Credit Parties secured by Indebtedness permitted by Section 9.1(f) so long as the granting of a Lien in favor of the Secured Parties would constitute or result in a breach, termination or default under any agreement or instrument governing the applicable Indebtedness permitted by Section 9.1(f) and such properties or assets shall cease to be Excluded Assets once such prohibition ceases to exist and shall immediately and automatically become subject to the security interest granted under the Security Documents; (v) any intellectual property if and to the extent a grant of a security interest therein will result in the loss, voiding, abandonment, cancellation or termination of any right, title or interest in or to such intellectual property and (vi) any segregated and identifiable cash proceeds from the issuance of Parent Subordinated Notes, Qualified Equity Interests and borrowings under the ABL Facility, in each case, in connection with the Restatement Transactions; provided, however, that such intellectual property shall be an Excluded Asset only to the extent and for so long as the circumstances specified above shall exist and shall cease to be an Excluded Asset and shall become subject to the security interest granted under the Security Documents, immediately and automatically, at such time as such circumstances shall no longer exist; and (vi) any vehicles (whether powered or un-powered) subject to certificate of title statutes.

“Excluded Perfection Assets” shall mean any property or assets (i) constituting deposit accounts, securities accounts or commodities accounts (except to the extent subject to a control agreement in favor of the ABL Collateral Agent), (ii) leasehold interests in real property, (iii) monies, (iv) any interest in real property with a book value of less than $5,000,000; (v) any property or assets that the Collateral Agent and the Borrower agree in good faith that the cost of perfecting a security interest in respect of which the cost of perfecting a security interest is excessive in relation to the value of the security to be afforded thereby or is not commercially practical; (vi) letter of credit rights not constituting supporting obligations; and (vii) any property or assets that constitute intellectual property owned by any Credit Party that is registered or issued or the subject of an application for registration or issuance in a jurisdiction other than the United States and (viii) any other property or assets in which, pursuant to the terms and conditions of any Credit Document, the security interest of the Security Documents need not be perfected.

“Excluded Stock and Stock Equivalents” shall mean (i) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a pledge of which shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) any Stock or Stock Equivalents of any class of such Foreign Subsidiary (or any Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of Stock and Stock Equivalents of Foreign Subsidiaries), in excess of 65% of the outstanding Stock or Stock Equivalents of such class, (iii) any Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirement of Law, (iv) the Stock and Stock Equivalents of any Subsidiary that is organized as an unlimited liability company under the laws of any province of Canada, and (v) in the case of Stock or Stock Equivalents of any Subsidiary that is not wholly-owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of such Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the UCC or other applicable law), (B) any Contractual Requirement or other contract, agreement or instrument or indenture, prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (I) such other party is a Credit Party or wholly-owned Subsidiary or (II) such consent has been obtained and is in effect (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or other contract, agreement or instrument or indenture, or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the UCC or other applicable law).

“Excluded Subsidiary” shall mean:

(a) each Domestic Subsidiary listed on Schedule 1.1(c)(i) and each future Domestic Subsidiary designated as an Excluded Subsidiary by the Borrower in a written notice to the Administrative Agent, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) have property, plant and equipment with a book value in excess of $5,000,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period for which Section 8.1 Financials have been delivered that includes any date on or after the Closing Date in excess of $2,500,000; provided that for all such Domestic Subsidiaries in the aggregate under this clause (a), the book value of property, plant and equipment shall not (on a consolidated basis with their respective Restricted Subsidiaries) exceed $40,000,000 and the contribution to Consolidated EBITDA for any four fiscal quarter period for which Section 8.1 Financials have been delivered that includes any date on or after the Closing Date shall not exceed $20,000,000,

(b) each Foreign Subsidiary and each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of the Borrower,

(c) each Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of Stock and Stock Equivalents of Foreign Subsidiaries, and

(d) each Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) (i) tax imposed on or measured by net income (however denominated) and franchise taxes or similar taxes (imposed or measured by overall gross receipts) imposed on such Agent or Lender by the jurisdiction under the laws of which such Agent or Lender is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) in the case of a Non-U.S. Lender with respect to any Loan made to the Borrower, any U.S. federal withholding tax to the extent imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office) except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 4.4(a), (c) any withholding taxes imposed on any “withholdable payment” payable to such Agent or Lender as a result of the failure of such Agent or Lender to satisfy the applicable requirements under FATCA to establish that such payment is exempt from withholding under FATCA, and (d) taxes attributable to a Non-U.S. Lender’s failure to comply with Section 4.4(d).

“Existing Indebtedness” shall mean Indebtedness of Univar N.V. and its Subsidiaries outstanding on the Closing Date and set forth on Schedule 1.1(e).

“Existing Term B Loans” shall mean all “Term B Loans” (as defined in the Third Amended and Restated Credit Agreement) outstanding immediately prior to the Fourth Restatement Effective Date (including, for the avoidance of doubt, the Additional Term B Loans as defined in the Third Amended and Restated Credit Agreement).

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning set forth in Section 2.14(e).

“Extending Lender” shall have the meaning set forth in Section 2.14(e).

“Extension Amendment” shall have the meaning set forth in Section 2.14(e).

“Extension Election” shall have the meaning set forth in Section 2.14(e).

“Extension Request” shall have the meaning set forth in Section 2.14(e).

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series (to the extent permitted by Section 2.14(e)) and that provide for the same interest margins, extension fees and amortization schedule.

“FATCA” means current Sections 1471 through 1474 of the Code (or any amended or successor version thereof that is substantially comparable) and any regulations promulgated thereunder or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Final Maturity Date” shall mean June 30, 2017 (or if such day is not a Business Day, the preceding Business Day).

“Foreign Asset Sale” shall have the meaning provided in Section 4.2(f).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Restatement Effective Date” shall mean February 22, 2013.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean (a) for periods ending prior to June 30, 2010 (except as contemplated by clause (b) below), generally accepted accounting principles based upon International Financing Reporting Standards issued and adopted by the International Accounting Standards Board and (b) for periods ending on or after June 30, 2010 (including, in the case of financial statements delivered for periods ending on or after June 30, 2010, comparative periods ending prior to June 30, 2010 set forth in such financial statements), generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 9, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 9 shall be calculated as if no such change in GAAP has occurred; provided further, that for purposes of determining compliance with any financial test or basket under this Agreement, any change in GAAP with respect to whether a lease is required to be capitalized or operating shall be disregarded for all purposes.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean the amended and restated Guarantee, dated as of February 28, 2011, by and among the Guarantors and the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the

Primary Obligor or otherwise to maintain the net worth or solvency of the Primary Obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the Primary Obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) each Domestic Subsidiary that is party to the Guarantee on the Fourth Restatement Effective Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Fourth Restatement Effective Date pursuant to Section 8.8 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, cross-currency rate swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements.

“Hedge Bank” shall mean any Person that either (x) at the time it enters into a Hedge Agreement or (y) on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedge Agreement.

“Historical Financial Statements” shall mean the audited consolidated balance sheets of the Borrower as of December 31, 2011 and December 31, 2010 and the audited consolidated statements of income, stockholders’ equity and cash flows of the Borrower for each of the fiscal years in the three year period ending on December 31, 2011, in the form provided to the Lenders under the Original Credit Agreement.

“Increased Amount Date” shall have the meaning provided in Section 2.14(a).

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) the principal component of all Capitalized Lease Obligations of such Person with respect to obligations of another Person of a type described in one of the foregoing clauses, (f) all obligations of such Person under Hedge Agreements, (g) all obligations of such Person in respect of Disqualified Equity Interests and (h) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include trade payables and accrued expenses arising in the ordinary course of business and not past due by more than 270 days or being disputed in good faith.

“Indemnified Liabilities” shall have the meaning provided in Section 12.5.

“Indemnified Taxes” shall mean all Taxes (including Other Taxes) other than Excluded Taxes.

“Indemnitees” shall have the meaning provided in Section 12.5.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Credit Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 8.3 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Credit Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent and the ABL Collateral Agent, and acknowledged by the Borrower and Ulixes Limited, as the same may be amended, restated, modified, supplemented, superseded or waived from time to time.

“Interest Period” shall mean, with respect to any LIBOR Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents (or any other capital contribution), bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); (c) the entering into of any guarantee of, or other contingent obligation with respect to, any obligations of another

Person; or (d) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 9.5.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Judgment Currency” shall have the meaning provided in Section 12.20.

“Junior Indebtedness” shall have the meaning provided in Section 9.7(a).

“Lender” shall have the meaning provided in the preamble to this Agreement and shall include, as the context requires, all Lenders under the Third Amended and Restated Credit Agreement.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1 or (c) a Lender becoming the subject of a bankruptcy or insolvency proceeding.

“LIBOR Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” shall mean, for any Interest Period (x) with respect to a LIBOR Loan denominated in Dollars, the rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and (y) with respect to a LIBOR Loan denominated in Euro, the rate per annum equal to the Banking Federation of the European Union’s “EURIBOR Rate” or the successor thereto if the Banking Federation of the European Union is no longer making a EURIBOR Rate available (“EURIBOR”) as published by Reuters on Reuters page EURIBOR01 (or any successor thereto) (or other commercially available source providing quotations of EURIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank eurocurrency market, or in the case of LIBOR Loan’s denominated in Euro, in the European interbank market, at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period. Notwithstanding anything in the foregoing definition, if the LIBOR Rate for any Term B Loan or Euro Tranche Term Loan for any Interest Period as determined above would be less than 1.50% per annum, then the LIBOR Rate for such Interest Period for such Loan shall instead be 1.50% per annum.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Estate, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, “Lien” shall not be deemed to include any license of intellectual property.

“Loan” shall have the meaning provided in the definition of “Term Loan.”

“Management Agreements” means, collectively, any agreement entered into by any Sponsor from time to time, primarily providing for or relating to any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities with respect to the Borrower and its Subsidiaries or any direct or indirect parent company of the Borrower, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof.

“Management Investors” shall mean the directors, management, officers and employees of the Borrower (or any of its direct or indirect parent companies) and its Subsidiaries.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1(d).

“Master Agreement” shall have the meaning provided in the definition of “Swap Contract.”

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Credit Parties, taken as a whole, to perform their obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents taken as a whole.

“Material Subsidiary” shall mean, at any date of determination, one or more Restricted Subsidiaries of the Borrower as to which a specified condition exists, that have, in the aggregate, (a) total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 8.1 Financials have been delivered accounting for 5% or more of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period accounting for 5% or more of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of LIBOR Loans, $5,000,000 (or €1,000,000 in the case of Loans denominated in Euro) and (b) with respect to a Borrowing of ABR Loans, $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean, with respect to any Credit Party, a mortgage, collateral charge mortgage, assignment of leases and rents, or other security document entered into by the owner of a Mortgaged Property in favor of the Collateral Agent in respect of that Mortgaged Property to secure the Obligations, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean, initially, each parcel of Real Estate and the improvements thereto owned by a Credit Party with a book value in excess of $5,000,000 and identified on Schedule 1.1(a), and includes each other parcel of Real Estate and improvements thereto with respect to which a Mortgage is granted pursuant to Section 8.11 (or Section 8.11 of the Original Credit Agreement or Section 8.11 of the Second Amended and Restated Credit Agreement or Section 8.11 of the Third Amended and Restated Credit Agreement).

“Multiemployer Plan” shall mean any multiemployer plan, as defined in Section 4001 of ERISA that is subject to Title IV of ERISA (i) to which the Borrower, any Subsidiary or ERISA Affiliate is then making or has an obligation to make contributions or (ii) to which the Borrower, any Subsidiary has or would reasonably expect to incur liability (including on account of its ERISA Affiliates). For the avoidance of doubt, “Multiemployer Plan” does not include any Foreign Plan.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, as the case may be, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) the amount of Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event that is permanently repaid in connection with such Prepayment Event (other than the Term Loans and any Junior Indebtedness and with respect to the proceeds of Collateral (other than ABL Priority Collateral) Indebtedness under the ABL Facility) to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries, provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such binding commitment, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (y) be applied to the repayment of Term Loans in accordance with Section 4.2(a)(i),

(v) in the case of any Asset Sale Prepayment Event, the amount of any proceeds from asset sales which are designated by the Borrower as applying retroactively to a purchase of assets useful in the Borrower’s or any Restricted Subsidiary’s business; provided that (a) at the time of such prior purchase of assets, the Borrower specifically identifies by written notice to the Administrative Agent the assets to be sold in connection with such purchase and (b) the specified asset sale must be made no later than the date which is 180 days after the applicable asset purchase, and

(vi) reasonable and customary fees paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing,

in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14.

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loans” shall have the meaning provided in Section 2.14(b). For the avoidance of doubt, the Additional Term B Loans incurred on the Fourth Restatement Effective Date and any Existing Term Loans shall not constitute New Term Loans.

“Non-Consenting Lender” shall have the meaning provided in Section 12.7(b).

“Non-Debt Fund Affiliate” shall mean an Affiliate of the Borrower that is not an Affiliated Debt Fund or a Purchasing Borrower Party.

“Non-U.S. Lender” shall mean any Agent or Lender that is not, for United States federal income tax purposes, (a) an individual who is a citizen or resident of the United States, (b) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. In addition, solely for purposes of clause (b) of the definition of Excluded Taxes, a Non-U.S. Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, or any political subdivision thereof, but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, or any political subdivision thereof) are treated as Non-U.S. Lenders under the preceding sentence.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under the Original Credit Agreement, the Second Amended and Restated Credit Agreement, the Third Amended and Restated Credit Agreement, this Agreement or any Credit Document or otherwise with respect to any Loan or Existing Term Loan and all debts, liabilities, obligations, covenants and duties of the Borrower and its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Original Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of October 11, 2007 (as amended and restated on September 20, 2010, and as further amended by Amendment No. 1, dated as of October 28, 2010, and by the Joinder Agreement, dated as of December 17, 2010), by and among Parent, the Borrower, Ulixes Limited, as U.K. borrower, the lenders party thereto, the Administrative Agent and the Collateral Agent, as in effect immediately prior to the Second Restatement Effective Date.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on inter-bank compensation and (b) with respect to any amount denominated in Euro, the rate of interest per annum at which overnight deposits in Euro in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the European interbank market for Euro to major banks in such interbank market.

“Parent” shall mean Ulixes Acquisition, B.V., a private limited liability company under the laws of the Netherlands.

“Parent Entity” shall mean any company (at the time it is designated a Parent Entity by the Borrower) whose only assets are the Stock and Stock Equivalents of the Borrower (or one or more other Parent Entities) and assets incidental to such ownership and its existence; provided that such Parent Entity shall cease to be a “Parent Entity” at such time as such Parent Entity ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of the Borrower. It being understood that, as of the Fourth Restatement Effective Date, the Borrower has not designated any Parent Entity.

“Parent Subordinated Notes” shall have the meaning assigned to such term in the Original Credit Agreement.

“Participant” shall have the meaning provided in Section 12.6(c).

“Participant Register” shall have the meaning provided in Section 12.6(c).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Patriot Act” shall have the meaning provided in Section 12.18.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit B or any other form approved by the Administrative Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of its Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) all Persons acquired in such acquisition shall be Subsidiaries of the Borrower that are Restricted Subsidiaries; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired if and, to the extent required by Sections 8.8, 8.9 and/or 8.11; and (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either S&P or Moody’s;

(c) commercial paper maturing no more than 24 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s;

(d) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than one year after the date of acquisition thereof issued by any bank having combined capital and surplus of not less than $500,000,000;

(e) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with (i) any Lender or an Affiliate thereof or (ii) any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 24 months after the date of creation thereof;

(h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(j) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (i) above; and

(k) in the case of Investments by any Restricted Foreign Subsidiary, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or operates.

“Permitted Investors” shall mean (a) the Sponsor, (b) any Person making an Investment in Parent or the Borrower (directly or indirectly) concurrently with the Sponsor on or following the Closing Date, and (c) any Person who is an officer or otherwise a member of management of the Borrower (or any of its direct or indirect parent companies) or any of its subsidiaries; provided that, in no event shall the Sponsor own a lesser percentage of voting stock of (x) so long as the Borrower is a Subsidiary of the any Parent Entity, such Parent Entity (other than a Parent Entity that is a Subsidiary of a Parent Entity) and (y) if the Borrower is not a Subsidiary of any Parent Entity, the Borrower than any other person or group referred to in clause (b) or (c).

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet delinquent or that are being contested in good faith and by appropriate proceedings;

(b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, materialmen’s, repairmen’s, construction, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(c) zoning, building codes and other land use laws regulating the use or occupancy of the real property owned by the Borrower and its Subsidiaries, or the activities conducted thereon, which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Borrower and its Subsidiaries, or any violation of which would not have a Material Adverse Effect;

(d) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 10.9;

(e) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(f) ground leases in respect of Real Estate on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(g) minor survey exceptions, minor encumbrances, servitudes, easements, rights-of-way, covenants, conditions and restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(h) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens on goods the purchase price of which is financed by a documentary letter of credit or in respect of bankers’ acceptances in each case issued or created for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 9.1;

(k) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(l) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the Borrower or any of its Subsidiaries;

(m) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(n) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(o) undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable law or which written notice has not been duly given in accordance with applicable law or which, although filed or registered, relate to obligations not due or delinquent;

(p) the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

(q) security deposits to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties;

(r) Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by any Credit Party;

(s) statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of any Credit Party under Environmental Laws to which any asset of such Credit Party are subject;

(t) a Lien granted by any Subsidiary of the Borrower formed under the laws of Canada or any province thereof to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;

(t) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement; and

(u) restrictions permitted by Section 9.11.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, unlimited liability company, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA that is subject to Title IV of ERISA, maintained or contributed to by the Borrower, its Subsidiaries or any ERISA Affiliate or with respect to which the Borrower, or any of its Subsidiaries has or would reasonably expect to incur liability (including on account of its ERISA Affiliates). For the avoidance of doubt, “Plan” does not include any Foreign Plans.

“Platform” shall have the meaning provided in Section 12.17(c).

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event or Casualty Event.

“Primary Obligor” shall have the meaning provided in the definition of “Guarantee Obligations.”

“prime rate” shall mean the “prime rate” referred to in the definition of “ABR.”

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, as a result of adjustments that are factually supportable as determined by the Borrower in its reasonable discretion and set forth on the Pro Forma Adjustment Certificate.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 8.1(h) or Section 8.1(e).

“Pro Forma Basis” and “Pro Forma Effect” shall mean, with respect to compliance with any test hereunder for any Test Period, that (A) to the extent applicable (and other than for purposes of determining the Applicable Amount), the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of such Test Period: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction,” shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are factually supportable.

“Pro Forma Entity” shall have the meaning provided in the definition of “Acquired EBITDA.”

“Public Lender” shall have the meaning provided in Section 12.17(c).

“Purchasing Borrower Party” shall mean the Borrower or any Subsidiary of the Borrower that becomes an Eligible Assignee or a Participant pursuant to Section 12.6(h).

“Qualified Equity Interest” shall mean any Stock or Stock Equivalent of the Borrower that does not constitute a Disqualified Equity Interest.

“Qualified IPO” shall mean the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Stock or the sale of such common Stock by the holders thereof, in either case, in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended.

“Real Estate” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Term Loans” shall have the meaning provided in Section 12.1.

“Register” shall have the meaning provided in Section 12.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 365 days following the date of receipt of cash proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating of any Hazardous Materials in, into, onto or through the environment.

“Repayment Amount” shall mean a Euro Tranche Repayment Amount, a Term B Loan Repayment Amount, an Extended Term Loan Repayment Amount or a New Term Loan Repayment Amount with respect to any Series, as applicable.

“Replacement Term Loans” shall have the meaning provided in Section 12.1.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the thirty day notice period has been waived.

“Required Lenders” shall mean, at any date, Lenders having or holding a majority of the Dollar Equivalent of the sum of (i) the Adjusted Total Term Loan Commitment at such date and (ii) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restatement Agreement” shall have the meaning provided in the recitals hereto.

“Restatement Transactions” shall mean the transactions contemplated by Section 5 of the Original Credit Agreement.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payments” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent company thereof) or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Stock or Stock Equivalents.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary. For the avoidance of doubt, on the Fourth Restatement Effective Date, all Subsidiaries of the Borrower that were Restricted Subsidiaries under the Third Amended and Restated Credit Agreement immediately prior to the effectiveness of this Agreement on the Fourth Restatement Effective Date shall initially be Restricted Subsidiaries under this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale and Lease-Back Transaction” shall mean any arrangement providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Restatement Effective Date” shall mean February 28, 2011.

“Section 2.14(e) Additional Amendment” shall have the meaning set forth in Section 2.14(e).

“Section 8.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 8.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 8.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Borrower (or any direct or indirect parent company of the Borrower) or any of its Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between the Borrower or any of its Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean Administrative Agent, the Collateral Agent, each Lender, each Hedge Bank, each Cash Management Bank and each sub-agent pursuant to Section 11 appointed by the Administrative Agent.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Agreement” shall mean the amended and restated Pledge and Security Agreement, dated as of February 28, 2011, by and among the Credit Parties and the Collateral Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Security Agreement, (c) the Mortgages provided by the Credit Parties, (d) the Intercreditor Agreement and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 8.8, 8.9 or 8.11 or pursuant to any other such Security Documents to secure all of the Obligations.

“Series” shall have the meaning as provided in Section 2.14.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” shall mean, with respect to any Person, that (a) (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated; and (iii) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) in the case of any Person organized other than under the laws of the United States, the District of Columbia or any State of the United States, such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed by the Borrower as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP).

“Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness (including the Loans and other than incurrences and repayments of Indebtedness under working capital facilities in the ordinary course of business or intercompany Indebtedness or Investment), Restricted Payment, Subsidiary designation or other event that involves aggregate consideration in excess of $10,000,000 or that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Sponsor” shall mean, one or more of, (a) CVC and its Affiliates, (b) the CD&R Group, and (c) any collective investment vehicle sponsored, advised or managed by any of CVC and its Affiliates and any investment vehicle sponsored, advised or managed by the CD&R Group but excluding portfolio companies of any such vehicle.

“Spot Rate” for a currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, unlimited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean the Subordinated Notes and any other Indebtedness of the Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrower and such Guarantor, as applicable, under this Agreement.

“Subordinated Notes” shall mean (i) $600,000,000 aggregate principal amount of the Borrower’s 12% senior subordinated notes due 2017 and (ii) $400,000,000 aggregate principal amount of the Borrower’s 12% senior subordinated notes due 2018, in each case, issued pursuant to the Subordinated Notes Purchase Agreements.

“Subordinated Notes Purchase Agreements” shall mean the purchase agreements with respect to the Subordinated Notes, as amended, restated, supplemented and otherwise modified from time to time.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, (b) any limited liability company, partnership, association, joint venture or other entity of which such Person (i) directly or indirectly through Subsidiaries owns or controls more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partner interests and (ii) is a controlling general partner or otherwise controls such entity at such time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 9.3(a).

“Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required by Section 8.11(d) or (b) otherwise acceptable to the Collateral Agent.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term B Loan Lender” means each Lender that has an Additional Term B Commitment, or that is the holder of a Term B Loan.

“Term B Loans” shall have the meaning assigned to such term in Section 2.1(a).

“Term B Loan Repayment Amount” shall have the meaning assigned to such term in Section 2.5(b).

“Term Loans” or “Loans” shall mean the Euro Tranche Term Loans, the Term B Loans, any Extended Term Loans and any New Term Loans, collectively.

“Test Period” shall mean, for any determination under this Agreement, the most recent four consecutive fiscal quarters of the Borrower then last ended for which Section 8.1 Financials have been delivered.

“Third Restatement Effective Date” shall mean October 3, 2012.

“Title Company” shall mean any title insurance company as shall be retained by Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” shall have the meaning assigned to such term in Schedule 8.11.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of (a) the Total Term Loan Commitment at such date and (b) without duplication of clause (a), the aggregate outstanding principal amount of all Term Loans at such date.

“Total Term Loan Commitment” shall mean the sum of the Euro Tranche Term Loan Commitment, the Additional Term B Loan Commitment and the New Term Loan Commitments, if applicable, of all the Lenders.

“Transactions” shall have the meaning assigned to such term by the Original Credit Agreement.

“Transferee” shall have the meaning provided in Section 12.6(f).

“Type” shall mean as to any Term Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” shall mean the Uniform Commercial Code in effect from time to time in New York; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Credit Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Credit Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Accounting Standards No. 87 (“SFAS 87”)) under the Plan as of the close of its most recent plan year, determined in accordance with SFAS 87 as in effect on the date hereof, using the actuarial assumptions and methods specified in the most recent actuarial report for such Plan, exceeds the fair market value of the assets allocable thereto.

“Unrestricted Subsidiary” shall mean (a) any Restricted Subsidiary (other than the Borrower) designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent (or specified in the definition of Restricted Subsidiary as not being a Restricted Subsidiary on the Fourth Restatement Effective Date), and provided, (x) such designation shall be deemed to be an Investment (or reduction in an outstanding Investment, in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary), on the date of such designation in an amount equal to the sum of (i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated Restricted Subsidiary immediately prior to such designation and (ii) without duplication, the aggregate principal amount of any Indebtedness owed by such designated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation after giving Pro Forma Effect thereto, the Consolidated Interest Coverage Ratio would be at least 2.0 to 1.0 after giving effect to such designation and (b) each Subsidiary of an Unrestricted Subsidiary. The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if no Default or Event of Default would result from such re-designation.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.4(d)(iii).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Yield” for any Term Loan on any date on which any “Yield” is required to be calculated hereunder will be the internal rate of return on such Term Loan determined by the Administrative Agent in consultation with the Borrower utilizing (a) the greater of (i) if applicable, any “LIBOR floor” applicable to such Term Loan on such date and (ii) the forward LIBOR curve (calculated on a quarterly basis) as calculated by the Administrative Agent in accordance with its customary practice during the period from such date to the earlier of (x) the date that is four years following such date and (y) the final maturity date of such Term Loan; (b) the Applicable Margin for such Term Loan on such date; and (c) the issue price of such Term Loan (after giving effect to any original issue discount or upfront fees paid to the market in respect of such Term Loan calculated based on an assumed four year average life to maturity); provided that, for purposes of calculating the Yield at any time following the Third Restatement Effective Date, the Yield of the Additional Term B Loans (as defined in the Third Amended and Restated Credit Agreement) shall be deemed to be equal to the Yield of the Existing Term B Loans at such time; provided further that, for purposes of calculating the Yield at any time following the Fourth Restatement Effective Date, the Yield of the Additional Term B Loans (as defined herein) shall be deemed to be equal to the Yield of the Existing Term B Loans at such time.

1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears; provided that references to (i) Sections in this Agreement shall, unless the context requires otherwise, refer to the corresponding provision determined in accordance with the Original Credit Agreement solely with respect to periods prior to the Second Restatement Effective Date and in accordance with the Second Amended and Restated Credit Agreement solely with respect to periods on or after the Second Restatement Effective Date and prior to the Third Restatement Effective Date and in accordance with the Third Amended and Restated Credit Agreement solely with respect to periods on or after the Third Restatement Effective Date and prior to the Fourth Restatement Effective Date and (ii) Schedules to this Agreement shall, unless otherwise indicated, refer to Schedules to the Original Credit Agreement.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.3. Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs (or has occurred following such Test Period and prior to the date of determination), the Consolidated Total Leverage Ratio, the Consolidated Interest Coverage Ratio and the Consolidated Senior Secured Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document; and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law. For the avoidance of doubt, the terms of the Loss Sharing Agreement, dated as of October 11, 2007, by and among the Lenders under the Original Credit Agreement party thereto and the Administrative Agent shall apply to all Loans and Lenders under this Agreement.

1.6. Exchange Rates. For purposes of determining compliance under Sections 9.4 and 9.6 with respect to any amount in a currency other than Dollars (other than with respect to (x) any amount derived from the financial statements of the Borrower or its Subsidiaries or

(y) any Indebtedness denominated in a currency other than Dollars), such amount shall be determined using the average prevailing currency exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 9.1, 9.2 and 9.5, with respect to any amount denominated in a currency other than Dollars, compliance will be determined at the time of incurrence or advancing thereof using the prevailing currency exchange rates in effect at the time of such incurrence or advancement (or, in the case of any commitment denominated in a foreign currency, at the time such commitment is obtained) and the outstanding amount thereof for purposes of such Sections shall not be deemed to be exceeded as a result of any replacement or refinancing thereof which does not increase the amount thereof (except as otherwise provided by such Sections).

1.7. Effect of Restatement. This Agreement shall amend and restate the Third Amended and Restated Credit Agreement in its entirety, with the parties hereby agreeing that there is no novation of the Third Amended and Restated Credit Agreement and, on the Fourth Restatement Effective Date, the rights and obligations of the parties under the Third Amended and Restated Credit Agreement shall be subsumed and governed by this Agreement. For purposes of determining compliance with any covenant in Section 9 that limits the maximum Dollar amount of any Investment, Restricted Payment, Indebtedness, Lien or Disposition, all utilization of the “baskets” contained in Section 9 from and after the Closing Date and prior to the Fourth Restatement Effective Date (other than pursuant to Section 9.6) shall be taken into account (in addition to any utilization of such baskets from and after the Fourth Restatement Effective Date).

ARTICLE II Amount and Terms of Credit

2.1. Commitments.

(a) (i) Subject to and upon the terms and conditions herein set forth, on the Fourth Restatement Effective Date, the Additional Term B Lenders agree, severally and not jointly, to make loans (each such loan an “Additional Term B Loan” and, together with the Existing Term B Loans, the “Term B Loans”) to the Borrower in Dollars in an amount equal to the Additional Term B Commitment. The Term B Loans may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans (solely in the case of Loans denominated in Dollars) or LIBOR Loans; provided that (x) all Term B Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term B Loans of the same Type and (y) on the Fourth Restatement Effective Date, all Additional Term B Loans shall consist of LIBOR Loans with an initial Interest Period equal to the remaining Interest Period applicable to the Existing Term B Loans outstanding immediately prior to the Fourth Restatement Effective Date and the LIBOR Rate applicable to the Additional Term B Loans for that Interest Period shall be equal to the LIBOR Rate applicable to the Existing Term B Loans outstanding immediately prior to the Fourth Restatement Effective Date. Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(ii) Subject to and upon the terms and conditions herein set forth, on the Fourth Restatement Effective Date, the Euro Tranche Term Loan Lenders agree, severally and not jointly, to make loans (each such loan a “Euro Tranche Term Loan”) to the Borrower in Euro in an amount equal to the Euro Tranche Term Loan Commitment. Euro Tranche Term Loans shall be maintained as LIBOR Loans. Euro Tranche Term Loans may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

(b) [Reserved].

(c) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $1,000,000 in excess thereof (or €1,000,000 in the case of Loans denominated in Euro). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than 15 Borrowings of LIBOR Loans under this Agreement.

2.3. Notice of Borrowing.

(a) With respect to any Term Loans to be made on or after the Fourth Restatement Effective Date, the Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if such Term Loans are to be initially LIBOR Loans and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of the Borrowing of Term Loans if such Term Loans are to be ABR Loans (or, in the case of Additional Term B Loans, such shorter period as to which the Administrative Agent may agree). Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing and (iii) whether the Term Loans shall consist of ABR Loans (in the case of Loans denominated in Dollars) and/or LIBOR Loans and, if the Term Loans are to include LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4. Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds in the currency in which such Loan is denominated to the Administrative Agent at the Administrative Agent’s Office for such currency and the Administrative Agent will make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent the aggregate of the amounts so made available in the applicable currency. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in the applicable currency. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5. Repayment of Loans; Evidence of Debt.

(a) [Reserved].

(b) (i) The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Term B Loan Lenders, on each date set forth below, commencing with March 31, 2013 (or, if not a Business Day, the immediately preceding Business Day), the principal amount of the Term B Loans set forth below for such date (each, a “Term B Loan Repayment Amount”):

Date	Amount
Each March 31, June 30, September 30 and December 31 prior to the Final Maturity Date	$6,975,000

Final Maturity Date	The entire principal amounts of all then outstanding Term B Loans

(ii) The Borrower shall repay to the Administrative Agent, in Euro, for the benefit of the Euro Tranche Term Loan Lenders, on each date set forth below, commencing with March 31, 2013 (or, if not a Business Day, the immediately preceding Business Day), the principal amount of the Euro Tranche Term Loans set forth below for such date (each, a “Euro Tranche Repayment Amount”):

Date	Amount
Each March 31, June 30, September 30 and December 31 prior to the Final Maturity Date	€325,000

Final Maturity Date	The entire principal amounts of all then outstanding Euro Tranche Term Loans

(c) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(c), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established following the Fourth Restatement Effective Date, such Extended Term Loans shall, subject to Section 2.14(e), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates set forth in the applicable Extension Amendment

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 12.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Euro Tranche

Term Loan, a Term B Loan, Extended Term Loan of any Extension Series or New Term Loan of any Series, as applicable, the Type of each Loan made, the currency in which made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6. Conversions and Continuations.

(a) Subject to the penultimate sentence of this clause (a), (x) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Term Loans denominated in Dollars of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans denominated in Dollars may not be continued as LIBOR Loans for an additional Interest Period if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2 and (v) LIBOR Loans denominated in Euro may only be continued as LIBOR Loans for an additional Interest Period of one month if a Default or Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not permit any other continuation. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York City time) at least (i) three Business Days’ notice, in the case of a continuation of or conversion to LIBOR Loans denominated in Dollars, (ii) four Business Days’ notice, in the case of a continuation or conversion to LIBOR Loans denominated in Euro or (iii) one Business Day’s notice in the case of a conversion into ABR Loans prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans denominated in Dollars and the Required Lenders have determined in their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period. Notwithstanding the foregoing, with respect to Borrowings of LIBOR Loans denominated in Euro, in connection with the occurrence of any of the events described in the preceding two sentences, at the expiration of the then current Interest Period each such Borrowing shall be automatically continued as a Borrowing of LIBOR Loans with an Interest Period of one month.

(c) No Loan may be converted into or continued as a Loan denominated in a different currency.

2.7. Pro Rata Borrowings. Each Borrowing of Euro Tranche Term Loans, Additional Term B Loans or New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Euro Tranche Term Loan Commitments, Additional Term B Loan Commitments or New Term Loan Commitments (of the applicable Series). It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder) and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8. Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate plus (in the case of a LIBOR Loan of any Lender that is loaned from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost (if any), in each case, in effect from time to time.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including, in the case of the Existing Term B Loans, the Second Restatement Effective Date, in the case of the Additional Term B Loans (as defined in the Third Amended and Restated Credit Agreement), the Third Restatement Effective Date, in the case of the Euro Tranche Term Loans and the Additional Term Loans (as defined herein), the Fourth Restatement Effective Date, and, in the case of New Term Loans, the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in the same currency in which such Loan is denominated. Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid but excluding in any event prepayments of ABR Loans), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand, and (iv) in respect of the Existing Term B Loans, the Third Restatement Effective Date.

(e) All computations of interest hereunder shall be made in accordance with Section 4.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, two, three, six or (with the consent of all the Lenders making such Loans) a nine or twelve month period (or such other period of less than six months as to which the Administrative Agent may consent).

Notwithstanding anything to the contrary contained above, subject to Section 2.1:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the final maturity date of such Loan.

2.10. Increased Costs, Illegality, Etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii), (iii) and (iv) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts and currencies of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or

(iii) at any time, that, as a result of any Change in Law after date hereof, such Lender shall incur any new or incremental Taxes with respect to any Loan (except for Indemnified Taxes covered by Section 4.4 or any Excluded Tax payable by such Lender);

(iv) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Loans (other than the Loans denominated in Euro, which shall automatically continue as LIBOR Loans with Interest Periods of one month duration with LIBOR for such Interest Period being determined in accordance with clause (b)(y) below) shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (A) or (B), as applicable, of Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that (A) any LIBOR Loan denominated in Dollars is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b), or (B) any LIBOR Loan denominated in Euro is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) prepay each such LIBOR Loan or (y) keep such LIBOR Loan outstanding, in which case the LIBOR Rate with respect to such Loan shall be deemed to be the rate reasonably determined by such Lender as the all-in-cost of funds to fund such Loan with maturities comparable to the Interest Period applicable thereto.

(c) If, after the date hereof, any Change in Law relating to capital adequacy of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy occurring after the date hereof, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) It is understood that this Section 2.10 shall not apply to (i) Taxes indemnifiable under Section 4.4 or (ii) Excluded Taxes.

2.11. Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 4.1, 4.2 or 12.7, as a result of acceleration of the maturity of the Loans pursuant to Section 10 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 4.1 or 4.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b) or 4.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, or to assign its rights and obligations hereunder (subject to the provisions of Section 12.6) to another of its offices, branches or Affiliates; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 4.4.

2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10 or 2.11 is given by any Lender more than 270 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10 or 2.11, as the case may be, for any such amounts incurred or accruing prior to the 271st day prior to the giving of such notice to the Borrower.

2.14. Incremental Facilities.

(a) At any time and from time to time prior to the Final Maturity Date, the Borrower may by written notice to Administrative Agent elect to request the establishment of one or more additional tranches of term loans (the commitments thereto, the “New Term Loan Commitments”), in an aggregate amount not to exceed an amount such that, on a Pro Forma Basis and after giving effect to the borrowing of such New Term Loans and any other Specified Transaction, the Consolidated Senior Secured Leverage Ratio for the most recently ended Test Period shall be less than or equal to 3.5 to 1.0, for all such New Term Loan Commitments. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent. The Borrower may approach any Lender or any Person (other than a natural person) to provide all or a portion of the New Term Loan Commitments; provided that any Lender offered or approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. In each case, such New Term Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 6 shall be satisfied; (iii) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Sections 4.4(e) and (f); and (iv) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall, unless specified in the applicable Joinder Agreement to be part of any existing Class of Term Loans, be designated, a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(c) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to the existing Term Loans; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Final Maturity Date and mandatory prepayment and other payment rights (other than scheduled amortization) of the New Term Loans and the existing Term Loans shall be identical, (ii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided that (x) the weighted average life to maturity of all New Term Loans shall be no shorter than the then remaining weighted average life to maturity of the Term Loans, (iii) in the event the Yield of the New Term Loans of any Series (A) denominated in Dollars exceeds the Yield of the Term B Loans by more than 50 basis points, then the Applicable Margins for the Term B Loans shall be increased to the extent necessary so that the Yield for the Term B Loans shall be 50 basis points less than the Yield for the New Term Loans and (B) denominated in Euro exceeds the Yield of the Euro Tranche Term Loans by more than 50 basis points, then the Applicable Margin for the Euro Tranche Term Loans shall be increased to the extent necessary so that the Yield for the Euro Tranche Term Loans shall be 50 basis points less than the Yield for the New Term Loans and (iv) all other terms applicable to the New Term Loans of each Series that differ from the existing Term B Loans shall be reasonably satisfactory to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement).

(d) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

(e)

(i) The Borrower may at any time and from time to time following the Fourth Restatement Effective Date request that all or a portion of the Term Loans of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(e). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be identical to the Term Loans of the Existing Class from which they are to be converted except (x) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Joinder Agreement, as the case may be, with respect to the Existing Class of Term Loans from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iii) of this Section 2.14(e) below), (y) (A) the interest margins and/or any interest rate “floor” with respect to the Extended Term Loans may be different than the interest margins and/or any interest rate “floor” for the Term Loans of such Existing Class and/or (B) additional fees may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment and (z) the mandatory prepayment rights of the Extended Term Loans and such Existing Class with respect to any Debt Incurrence Prepayment Event may be different so long as the proportion (if any) of the proceeds thereof to which such Extended Term Loans are entitled is no greater than the proportion of such proceeds to which the Existing Class is entitled for so long as such Existing Class is outstanding and such prepayment rights would not result in the proportionate repayment thereof from any such Debt Incurrence Prepayment Event, when added to the proportionate repayments required with respect to all other Classes of Term Loans then outstanding, exceeding the amount of Net Cash Proceeds from such Debt Incurrence Prepayment Event); provided, that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans of any Series shall be prepaid from any Debt Incurrence Prepayment Event until all Existing Term B Loans, Additional Term B Loans and Euro Tranche Term Loans have been repaid. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Class of Term Loans shall constitute a separate Class of Term Loans from the Existing Class of Term Loans from which they were converted (except to the extent that the Extension Amendment relating thereto provides that such Extended Term Loans shall constitute an increase in any previously established Class of Term Loans of the Borrower, in which case each Repayment Amount remaining for the Extended Term Loans of the applicable Class of Term Loans shall be increased in proportion to the increase in the principal amount of such Class of Term Loans resulting therefrom).

(ii) The Borrower shall provide the applicable Extension Request at least three (3) Business Days prior to the date on which Lenders under the Existing Class are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Class subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans of the Existing Class which it has elected to convert into Extended Term Loans. In the event that the aggregate amount of Term Loans of the Existing Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election. Such Extension Election may provide that Lenders may elect to extend at times after the date specified in such Extension Request upon three (3) Business Days notice to the Administrative Agent.

(iii) Extended Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Credit Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(e)(iii) and notwithstanding anything to the contrary set forth in Section 12.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.14(e)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(e) and without limiting the generality or applicability of Section 12.1 to any Section 2.14(e) Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14(e) Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14(e) Additional Amendments do not become effective prior to the time that such Section 2.14(e) Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14(e) Additional Amendments to become effective in accordance with Section 12.1. It is understood and agreed that, each Lender that has consented to the Restatement Agreement hereby has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Credit Documents authorized by this Section 2.14(e) and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.14(e) Additional Amendment. In connection with any Extension Amendment, the Borrower shall deliver a customary opinion of counsel.

ARTICLE III Fees; Commitments

3.1. Fees. The Borrower agrees to pay, or cause to be paid, to the Administrative Agent and other Agents any fees in the amounts previously agreed to in writing by the Borrower in connection with this Agreement.

3.2. Mandatory Termination of Commitments.

(a) The Euro Tranche Term Loan Commitments and the Additional Term B Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Fourth Restatement Effective Date.

(b) The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

ARTICLE IV Payments

4.1. Voluntary Prepayments. The Borrower shall have the right to prepay its Term Loans, without premium or penalty (except as provided below), in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office for payment in the currency in which such Loan is denominated written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of LIBOR Loans denominated in Dollars, three Business Days prior to, (ii) in the case of LIBOR Loans denominated in Euro, four Business Days prior to or (iii) in the case of ABR Loans, one Business Day prior to, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (b) each partial prepayment of (i) any Borrowing of LIBOR Loans denominated in Dollars shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof, (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $1,000,000 in excess thereof and (iii) any Loans denominated in Euro shall be in a minimum amount of €1,000,000 and in multiples of €1,000,000 in excess thereof, provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Loans and (c) any prepayment of LIBOR Loans pursuant to this Section 4.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Term Loans pursuant to this Section 4.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Euro Tranche Term Loan Repayment Amounts, Term B Loan Repayment Amounts and/or any New Term Loan Repayment Amounts, as the case may be, in such order as the Borrower may specify.

In the event that, at any time on or prior to the date that is six months after the Fourth Restatement Effective Date, the Borrower makes any mandatory (other than pursuant to Section 2.5(b) and 4.2(a)(ii)) or voluntary prepayment of Additional Term B Loans or Euro Tranche Term Loans with the proceeds of any term loan Indebtedness under any credit facility (including, without limitation, any new or additional term loans under this Agreement) which term indebtedness has a lower Yield than the Yield of the Additional Term B Loans or Euro Tranche Term Loans, as applicable, then, the Borrower agrees to pay to the Administrative Agent for the account of each Lender with Additional Term B Loans or Euro Tranche Term Loans being prepaid a fee in an amount equal to 1.00% of the principal amount of such Lender’s Additional Term B Loans or Euro Tranche Term Loans that are being prepaid as a result of such prepayment.

4.2. Mandatory Prepayments.

(a) Term Loan Prepayments. (i) On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after receipt of the Net Cash Proceeds from such Prepayment Event by the Borrower or any Restricted Subsidiary (or, in the case of Deferred Net Cash Proceeds, within three Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event (which shall be accompanied by any prepayment premium required pursuant to the last paragraph of Section 4.1).

(ii) Not later than the date that is 120 days after the last day of any fiscal year (commencing with and including the fiscal year ending December 31, 2012), the Borrower shall prepay, in accordance with clause (c) below, Term Loans with a Dollar Equivalent principal amount equal to (x) 50% of Excess Cash Flow for such fiscal year (but only if 50% of Excess Cash Flow for such fiscal year exceeds $20,000,000), provided that (A) such 50% shall be reduced to 25% if the Consolidated Total Leverage Ratio as of the last day of the most recent Test Period ended prior to such prepayment date is less than or equal to 3.50 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 4.2(a)(ii) if the Consolidated Total Leverage Ratio as of the last day of the most recent Test Period ended prior to such prepayment date is less than or equal to 2.75 to 1.00, minus (y) the Dollar Equivalent principal amount of Term Loans voluntarily prepaid pursuant to Section 4.1 during such fiscal year.

(b) Application to Repayment Amounts. Subject to Section 4.2(f), each prepayment of Term Loans required by Section 4.2(a)(i) or (ii) shall be allocated pro rata among each Class of Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied to reduce such Repayment Amounts in the order specified by the Borrower. Subject to Section 4.2(f), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 4.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing and which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans) requesting that the Administrative Agent provide notice of such prepayment to each applicable Lender.

(c) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 4.2(a), the Borrower may, if applicable, designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 4.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount in the applicable currency equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a non-interest bearing deposit account established on terms reasonably satisfactory to the Administrative Agent. Such deposit shall constitute cash collateral for the LIBOR Loans to be so prepaid, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 4.2.

(e) Minimum Amounts for Asset Sale Prepayment Events and Casualty Events. No prepayment shall be required pursuant to Section 4.2(a)(i) (i) in the case of any Disposition by, or Casualty Event of, the Borrower or its Restricted Subsidiaries yielding Net Cash Proceeds of less than $5,000,000 or (ii) unless and until the amount at any time of Net Cash Proceeds from such Asset Sale Prepayment Event or Casualty Event, as applicable, required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds $25,000,000 in the aggregate for all such Asset Sale Prepayment Events or Casualty Events, as applicable, in any one fiscal year, at which time the excess Net Cash Proceeds over the amount referred to in this subclause (ii) with respect to such fiscal year shall be applied as a prepayment in accordance with this Section 4.2.

(f) Foreign Asset Sales. Notwithstanding any other provisions of this Section 4.2, no Net Cash Proceeds of a Casualty Event attributable to a Restricted Foreign Subsidiary or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (in either case, a “Foreign Asset Sale”) shall be required to prepay the Term Loans to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of such Foreign Asset Sale would have a material adverse tax consequence with respect to such Net Cash Proceeds.

4.3. Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office for the applicable currency or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder shall be made in the currency in which such Loans are denominated and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day) like funds relating to the payment of principal or interest or other amounts ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

4.4. Net Payments.

(a) Any and all payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if any Credit Party or the Administrative Agent shall be required by applicable Requirements of Law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 4.4) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable Credit Party and the Administrative Agent shall make such deductions or withholdings and (iii) the applicable Credit Party and the Administrative

Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law. Whenever any Indemnified Taxes are payable by any Credit Party, as promptly as possible thereafter, such Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by such Credit Party showing payment thereof.

For purposes of this Section 4.4, (x) any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from any Credit Party on behalf of such Lender shall be treated as a payment from the Credit Party to such Lender and (y) if a Lender is treated as a partnership by a jurisdiction imposing an Indemnified Tax, any withholding or payment of such Indemnified Tax by the Lender in respect of any of such Lender’s partners shall be considered a withholding or payment of such Indemnified Tax by the applicable Credit Party.

(b) The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent, each Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority). If the Borrower determines that a reasonable basis exists to claim a refund of the Other Taxes indemnified under this clause (b), the Collateral Agent or Lender shall, at the Borrower’s expense, reasonably cooperate with the Borrower in pursuing such refund, provided that no Collateral Agent or Lender shall be required to pursue the refund claim if such Agent or Lender in good faith discretion determines that to do so would be disadvantageous to it.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 5 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, the Administrative Agent or the Collateral Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Non-U.S. Lender with respect to the Term Loans made to the Borrower, shall, to the extent it is legally entitled to do so, deliver or cause to be delivered to the Borrower and the Administrative Agent on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Credit Parties or the Administrative Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:

(i) two duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States,

(ii) two duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit E (any such certificate a “U.S. Tax Compliance Certificate”) and (B) two duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9 or Form W-8IMY from each beneficial owner, as applicable,

(v) in the case of a Non-U.S. Lender that receives payments with respect to the Term Loans through a nominee that is a “qualified intermediary” as defined in Treasury Regulation Section 1.1441-1(e)(5)(ii), either (I) two (2) properly completed and duly signed copies of an Internal Revenue Service Form W-8IMY (or successor form) and any attachments thereto by the nominee (A) confirming its qualified intermediary status, (B) designating the accounts of such Non-U.S. Lender for which the qualified intermediary acts as a qualified intermediary and (C) certifying that it assumes primary responsibility for withholding under Chapter 3 of the Code and for Internal Revenue Service Form 1099 reporting and backup withholding with respect to such Non-U.S. Lender or (II) two (2) properly completed and duly signed copies of an Internal Revenue Service Form W-8IMY (or successor form) and any attachments thereto by the nominee confirming its qualified intermediary status and any other information (e.g., Internal Revenue Service Form W-8BEN of such Non-U.S. Lender) that it is required to provide under the applicable Treasury Regulations, or

(vi) any other forms, documentation or information reasonably requested by the Borrower or the Administrative Agent to determine the proper rate of withholding or the applicability of any exemption from withholding on any payments to a Non-U.S. Lender with respect to the Term Loans.

To the extent it is legally entitled to do so, each Non-U.S. Lender shall deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower or the Administrative Agent, or promptly notify the Borrower and the Administrative Agent that it is unable to do so.

(e) If any Lender, the Administrative Agent or the Collateral Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by any Credit Party pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by such Credit Party, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse such Credit Party for such amount (together with any interest received thereon) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse after-Tax position (taking into account expenses) than it would have been in if the payment had not been required; provided that the Borrower and such Credit Party, upon the request of the Lender, the Administrative Agent or the Collateral Agent, agree to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender, the Administrative Agent or the Collateral Agent in the event the Lender, the Administrative Agent or the Collateral Agent is required to repay such refund to such Governmental Authority. Neither the Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (e) or any other provision of this Section 4.4.

(f) Each Lender and Agent with respect to any Loan made to the Borrower, that is a United States person under Section 7701(a)(30) of the Code shall, at the reasonable request of the Borrower or the Administrative Agent, deliver to the Borrower and the Administrative Agent two United States Internal Revenue Service Form W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender or Agent is exempt from United States backup withholding.

(g) The agreements in this Section 4.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.5. Computations of Interest and Fees. Except as provided in the next succeeding sentence, interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

4.6. Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 4.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

ARTICLE V Conditions Precedent to Fourth Restatement Effective Date

The effectiveness of the restatement of the Third Amended and Restated Credit Agreement contemplated by this Agreement is subject to the satisfaction of the following conditions precedent.

5.1. Credit Documents. The Administrative Agent shall have received:

(a) The Restatement Agreement appropriately completed and executed by Lenders under the Third Amended and Restated Credit Agreement constituting the Required Lenders thereunder and the Borrower;

(b) the Additional Term B Joinder Agreement duly executed by the Borrower and each Additional Term B Lender; and

(c) the Euro Tranche Joinder Agreement duly executed by the Borrower and each Euro Tranche Term Loan Lender.

5.2. Legal Opinion. The Administrative Agent shall have received the executed legal opinion of Kirkland & Ellis LLP, special New York counsel to the Borrower, in form and substance reasonably satisfactory to the Administrative Agent.

5.3. Authorization of Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions of the board of directors (or a duly authorized committee thereof) and if applicable, the shareholders and/or the supervisory board or other managers of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder, certified by the Secretary, Assistant Secretary or other authorized officer of such Credit Party as of the Fourth Restatement Effective Date.

5.4. Certificates. The Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower to the effect that (i) the representations and warranties set forth in this Agreement and the other Credit Documents are true and correct in all material respects (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), (ii) no Default or Event of Default under the Third Amended and Restated Credit Agreement shall have occurred and is continuing and no Default or Event of Default under this Agreement shall result for the transactions contemplated hereby to occur on the Fourth Restatement Effective Date and (iii) after giving effect to the consummation of the transactions contemplated hereby, the Borrower on a consolidated basis with its Subsidiaries is Solvent.

5.5. Amendment of ABL Credit Agreement. The ABL Credit Agreement Amendment shall have become effective.

5.6. Amendment of Intercreditor Agreement. The Collateral Agent and the ABL Collateral Agent shall have entered into an amendment to the Intercreditor Agreement in the form of Exhibit F.

5.7. Fees. The Borrower shall have paid the fees referred to in the Restatement Agreement.

ARTICLE VI Conditions Precedent to All Credit Events

The agreement of each Lender to make any Loan requested to be made by it on any date after the Fourth Restatement Effective Date is subject to the satisfaction of the following conditions precedent:

6.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

6.2. Notice of Borrowing. Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

The acceptance of the benefits of each Credit Event after the Fourth Restatement Effective Date shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in this Section 6 have been satisfied as of that time.

ARTICLE VII Representations, Warranties and Agreements

In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

7.1. Corporate Status. Each of the Borrower and the Restricted Subsidiaries (a) is a duly organized and validly existing corporation or other entity in good standing (in respect of each jurisdiction where the “good standing” concept exists) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged except (with respect to the Restricted Subsidiaries) to the extent that the failure to so exist, be organized, or be in good standing would not reasonably be expected to result in a Material Adverse Effect and (b) has duly qualified and is authorized to do business and is in good standing (in respect of such jurisdiction where the “good standing” concept exists) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to (A) result in a Material Adverse Effect or (B) materially adversely affect the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents taken as a whole.

7.2. Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

7.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Liens subject to the Intercreditor Agreement) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party except, with respect to clauses (a) and (b), as would not reasonably be expected to (A) result in a Material Adverse Effect or (B) materially adversely affect the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents taken as a whole.

7.4. Litigation. Except as set forth on Schedule 7.4, there are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries that would, in each case, reasonably be expected to result in a Material Adverse Effect.

7.5. Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

7.6. Governmental Approvals; Other Consents. The execution, delivery and performance of any Credit Document do not require any consent or approval of, registration or filing with, payment of any stamp, registration, notarial or similar tax or fee to, or other action by, any Governmental Authority or any other Person, except for (i) such as have been obtained or made and are in full force and effect or are to be made in accordance with Section 8.11(d), (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents, and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make which would not reasonably be expected to (A) have a Material Adverse Effect or (B) materially adversely affect the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents taken as a whole.

7.7. Investment Company Act. No Credit Party is an “investment company” within the meaning of, and subject to registration under, the Investment Company Act of 1940, as amended.

7.8. Disclosure.

(a) As of the Fourth Restatement Effective Date, to the knowledge of the Borrower, none of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any of the Restricted Subsidiaries or any of their respective authorized representatives to the Administrative Agent and the Lenders on or before the Fourth Restatement Effective Date for purposes of or in connection with this Agreement contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 7.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and/or any other forward-looking information) and information of a general economic or general industry nature.

(b) The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in clause (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

7.9. Financial Condition; Financial Statements. (a) The unaudited historical consolidated financial information of the Borrower as of June 30, 2012 and June 30, 2011 and for the fiscal quarters then ended and (b) the Historical Financial Statements, in each case, present fairly in all material respects the consolidated financial position of the Borrower at the respective dates of said information and statements and results of operations for the respective periods covered and such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and except as contemplated by the definition of GAAP. There has been no Material Adverse Effect since December 31, 2009.

7.10. Tax Matters. Each of the Borrower and the Restricted Subsidiaries has filed all material Tax returns required to be filed by it and has paid all material Taxes payable by it that have become due (whether or not shown on a Tax return), other than those Taxes contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP or which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The Borrower and each of the Restricted Subsidiaries have provided adequate reserves to the extent required by law and in accordance with GAAP for the payment of all material Taxes not yet due and payable except where the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. Neither the Borrower nor any of its Restricted Subsidiaries has ever “participated” in a “listed transaction” within the meaning of the U.S. Treasury regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

7.11. Compliance with ERISA.

(a) (i) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; (ii) no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; (iii) to the knowledge of the Borrower, no Multiemployer Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; (iv) no Plan has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); (v) none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code or on account of a Multiemployer Plan pursuant to Section 4201 or 4204 of ERISA or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; (vi) no proceedings have been instituted by PBGC (or are reasonably likely to be instituted) to terminate any Plan or to appoint a trustee to administer any Plan or, to the knowledge of the Borrower, to reorganize any Multiemployer Plan, and (vii) no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 7.11(a)(i) through (vii) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan has an Unfunded Current Liability that would be reasonably likely to have a Material Adverse Effect.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.12. Subsidiaries. Schedule 7.12 lists each Subsidiary of the Parent (and the direct and indirect ownership interest of the Parent therein), in each case existing on the Closing Date after giving effect to the Transactions.

7.13. Intellectual Property. The Borrower and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.

7.14. Environmental Laws.

(a) Except as set forth on Schedule 7.14, or as could not otherwise reasonably be expected to have a Material Adverse Effect: (i) the Borrower and each of the Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) neither the Borrower nor any Subsidiary is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting or paying for, in whole or in part, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area from which there has been a release of Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b) Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, Released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

(c) This Section 7.14 sets forth the sole representations and warranties of the Borrower with respect to Environmental Laws.

7.15. Properties. (a) The Borrower and each of the Restricted Subsidiaries have good and marketable title to or leasehold interests in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 8.3.

7.16. Solvency. Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

7.17. Collateral. Upon execution and delivery thereof by the parties thereto, the Security Documents will be effective to create (to the extent described therein), in favor of the Collateral Agent for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When the actions specified in each Security Agreement have been duly taken and the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (other than Excluded Perfection Assets) with respect to such pledgor or mortgagor (as applicable) if and to the extent perfection can be achieved by taking such actions.

7.18. Insurance. The Borrower and its Restricted Subsidiaries are in compliance with the provisions of Section 8.3. Each Credit Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

ARTICLE VIII Affirmative Covenants

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until all Loans, together with interest and all other Obligations (other than indemnification and other contingent Obligations in each case not then due and payable) hereunder, are paid in full:

8.1. Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. As soon as available and in any event on or before the date that is 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2012), the consolidated balance sheet of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of a public accounting firm of nationally recognized standing which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Such financial statements shall be accompanied by a management narrative in a form reasonably satisfactory to the Administrative Agent describing significant factors resulting in changes during such fiscal year from the previous fiscal year and budgeted amounts.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three quarterly accounting periods of the Borrower in each fiscal year (commencing with the fiscal quarter ending September 30, 2012), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period, and the related consolidated statements of income and shareholders’ equity for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by an Authorized Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and the Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Such financial statements shall be accompanied by a management narrative in form reasonably satisfactory to the Administrative Agent describing significant factors resulting in changes during such fiscal quarter and in the year to date period from the corresponding periods in the previous year and budgeted amounts.

(c) Budgets. Within 90 days after the commencement of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2013), a budget of the Borrower and the Subsidiaries for such fiscal year as customarily prepared by management of the Borrower for their internal use; consistent in scope with the financial statements provided pursuant to Section 8.1(a), setting forth the principal assumptions upon which such budget is based.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that to such Authorized Officer’s knowledge, no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, and which certificate shall set forth the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 8.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer of the Borrower setting forth the information required pursuant to Sections 1(a), 2, 3, 4, 5, 6, 7, 8, 9, 10(a) and 10(b) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d)(ii), as the case may be.

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof (to the extent known) and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii) any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii) any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(g) [Reserved].

(h) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

(i) [Reserved]

(j) Change of Name, Locations, Etc. Not later than 30 days following the occurrence of any change referred to in subclauses (i) through (iv) below, written notice of any change (i) in the legal name of any Credit Party, (ii) in the jurisdiction of organization of any Credit Party for purposes of the UCC, (iii) in the type of organization of any Credit Party or (iv) in the Federal Taxpayer Identification Number or organizational identification of any Credit Party. The Borrower shall also promptly provide the Collateral Agent with copies of organizational documents reflecting any of the changes described in the first sentence of this clause (j).

8.2. Books, Records and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Lenders to visit and inspect any of the properties or assets of the Borrower and any such Restricted Subsidiary in whomever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Lenders may reasonably request (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.2 and only two such visits per fiscal year of the Borrower shall be at the Borrower’s expense (and only to the extent such expense is reasonable); provided further that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower and any Lender, at its own expense, may do any of the foregoing at any time during normal business hours and upon reasonable advance notice.

8.3. Maintenance of Insurance.

(a) The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that are financially sound at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, and (ii) name the Collateral Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable.

(c) With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent may from time to time require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) No Credit Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Credit Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Credit Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the premises; provided, however, that each Credit Party may, at its own expense, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 8.3.

8.4. Payment of Taxes. The Borrower will timely pay and discharge, and will cause each of the Restricted Subsidiaries to timely pay and discharge all Taxes imposed upon it, or upon any properties belonging to it, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto to the extent required by law and in accordance with GAAP and the failure to pay could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

8.5. Maintenance of Existence. The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 9.3, 9.4 or 9.5.

8.6. Compliance with Statutes, Regulations, Etc. The Borrower will, and will cause each Restricted Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.7. Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 9.3, 9.4 or 9.5.

8.8. Additional Guarantors and Grantors. The Borrower will cause each direct or indirect Domestic Subsidiary formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) and each other Domestic Subsidiary (in each case, other than an Excluded Subsidiary) that ceases to constitute an Excluded Subsidiary to execute a supplement to each of the Guarantee and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement and take all other action reasonably requested by the Collateral Agent to grant a perfected security interest in its assets to substantially the same extent as created by the Credit Parties on the Closing Date (including actions required pursuant to Section 8.11(d) of the Original Credit Agreement as defined in the Original Credit Agreement) except for Excluded Assets and Excluded Perfection Assets.

8.9. Pledge of Additional Stock and Evidence of Indebtedness. The Borrower will cause (i) all certificates representing Stock and Stock Equivalents of any Subsidiary (other than (x) any Excluded Stock and Stock Equivalents and (y) any Stock and Stock Equivalents issued by any Subsidiary for so long as such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) have property, plant and equipment with a book value in excess of $2,500,000 or a contribution to Consolidated EBITDA for any four fiscal quarter period that includes any date on or after the Closing Date in excess of $1,000,000 held directly by any Credit Party, and (ii) any promissory notes executed after the date hereof evidencing Indebtedness in excess of $10,000,000 held by the Borrower or any Guarantor (other than to the extent the debtor thereon is a Credit Party), in each case, to be delivered to the Collateral Agent as security for the Obligations under the Security Agreement.

8.10. Use of Proceeds. The Borrower will use the proceeds of the Euro Tranche Term Loans and Additional Term B Loans solely to pay any fees and expenses incurred in connection with the entering into of this Agreement, the ABL Credit Agreement Amendment and the other transactions occurring on the Fourth Restatement Effective Date and for general corporate purposes. The Borrower will use any proceeds from New Term Loans received by it for general corporate purposes not in contravention of any law or this Agreement.

8.11. Further Assurances.

(a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be reasonably required under any applicable law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the reasonable expense of the Borrower and the Restricted Subsidiaries, provided, however, that no Credit Party shall be under any obligation to enter into any such document, financing statement, agreement or instrument, or take any such action in respect of Excluded Perfection Assets.

(b) Subject to the applicable limitations set forth in the Security Documents, if any assets (including any real estate or improvements thereto or any ownership (but not, for the avoidance of doubt, leasehold) interest therein but excluding Stock and Stock Equivalents of any Subsidiary) with a book value in excess of $5,000,000 are acquired by the Credit Party or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the perfected Lien of the applicable Security Document upon acquisition thereof, or assets constituting Excluded Assets or Excluded Perfection Assets) that are of a nature secured by a Security Document and intended to be collateral, the Borrower will notify the Collateral Agent, and, if reasonably requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 8.11; provided that this Section 8.11(b) shall not apply to Excluded Assets and Excluded Perfection Assets.

(c) Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall be accompanied by (w) a Title Policy, (x) Survey, (y) flood certificate and (z) in the case of a Mortgage, an opinion of local counsel to the mortgagor in form and substance reasonably acceptable to the Collateral Agent.

(d) The Borrower agrees that it will, or will cause its relevant Credit Parties to, complete each of the actions described on Schedule 8.11 to this Agreement as soon as commercially reasonable and by no later than the date set forth in Schedule 8.11 to this Agreement with respect to such action or such later date as the Administrative Agent may reasonably agree.

8.12. End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year end and the Borrower’s past practice.

ARTICLE IX Negative Covenants

The Borrower hereby covenants and agrees that on the Closing Date (immediately after consummation of the Acquisition) and thereafter, until the Loans, together with interest and all other Obligations (other than indemnification and other contingent expense reimbursement Obligations in each case not then due and payable) incurred hereunder, are paid in full:

9.1. Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) (x) Indebtedness arising under the Credit Documents and (y) Indebtedness under the ABL Facility in an aggregate principal amount not to exceed (i) $1,100,000,000 at any time outstanding under the ABL Facility plus (ii) up to $300,000,000;

(b) subject to compliance with Section 9.5, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or any Restricted Subsidiary; provided that, in each case, all such Indebtedness of any Credit Party owed to any Person that is not a Credit Party shall be subordinated to the Obligations of such Credit Party on customary terms;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 9.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (provided that if the Indebtedness guaranteed constitutes Subordinated Indebtedness, then such Guarantee Obligations shall be subordinated to the applicable Obligations to at least the same extent as the Indebtedness so guaranteed) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that there shall be no guarantee pursuant to this clause (d) by a Restricted Subsidiary that is not a Guarantor of any Indebtedness of a Credit Party;

(e) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees or (ii) otherwise constituting Investments permitted by Section 9.5(g);

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (f)(i) at any time outstanding (when aggregated with all Indebtedness outstanding under subclause (f)(ii) below) shall not exceed $30,000,000, and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to any fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extensions;

(g) Existing Indebtedness and any modification, replacement, refinancing, refunding, renewal or extension thereof; provided that (x) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the amount of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) no portion of such Indebtedness matures prior to the Final Maturity Date (unless the Existing Indebtedness being modified, replaced, refunded, renewed or extended originally matured prior to the Final Maturity Date);

(h) Indebtedness in respect of Hedge Agreements not entered into for speculative purposes;

(i) Indebtedness in respect of (x) the Subordinated Notes in an aggregate principal amount not to exceed $1,000,000,000 and (y) any modification, replacement, refinancing, refunding, renewal or extension of Indebtedness referred to in the foregoing subclause (x); provided that (i) the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by the amount of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (ii) such Indebtedness is subordinated to the Obligations to at least the same extent as the Subordinated Notes and (iii) the other terms of such Indebtedness are not less favorable, taken as a whole, to the Lenders than the terms of the Subordinated Notes;

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary of the Borrower (or is a Restricted Subsidiary that survives a merger with such Person) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition; provided that

(x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such Person that becomes a Restricted Subsidiary in such transaction or is the survivor of a merger with such Person or any of its Subsidiaries in such transaction), and

(z) (A) after giving Pro Forma Effect to the assumption of such Indebtedness, the Consolidated Interest Coverage Ratio is at least 2.0 to 1.0 and, if such Indebtedness is secured by any Liens, the Consolidated Senior Secured Leverage Ratio for the most recently ended Test Period shall be less than or equal to 4.0 to 1.0 and (B) except for Indebtedness consisting of Capitalized Lease Obligations, revenue bonds, purchase money Indebtedness, working capital facilities, overdraft facilities and cash management arrangements, or mortgages or other Liens on specific assets, no portion of such Indebtedness matures prior to the Final Maturity Date; and

(ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (x) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by the amount of fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (y) the direct and contingent obligors with respect to such Indebtedness are not changed and (z) if the Indebtedness being refinanced, or any guarantee thereof, constituted Subordinated Indebtedness, then such replacement or refinancing Indebtedness, or such guarantee, respectively, shall be subordinated to the Obligations to at least the same extent;

(k) Indebtedness in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l) additional Indebtedness in an amount not to exceed $50,000,000 at any time outstanding;

(m) Indebtedness of the Credit Parties (i) (x) so long as after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds thereof on the date of incurrence of such Indebtedness, the Consolidated Interest Coverage Ratio shall be at least 2.0 to 1.0 and (y) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the Final Maturity Date (provided that such Indebtedness may provide for (A) customary offers to purchase upon a change of control, asset sale or event of loss and a mandatory offer to prepay from refinancing Indebtedness specified in subclause (ii) below, (B) customary acceleration rights after an event of default and (C) an initial maturity that is earlier than the Final Maturity Date so long as such Indebtedness automatically converts to Indebtedness maturing at least 91 days after the Final Maturity Date subject only to the condition that no payment event of default or bankruptcy (with respect to the Borrower and its Subsidiaries) exists on the initial maturity date) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension plus the amount of fees and expenses incurred in connection therewith (unless such Indebtedness would otherwise be permitted to be issued in accordance with subclause (i) above) and (y) such refinancing, refunding or renewal complies with subclause (i)(y) above;

(n) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with the disposition of any business, assets or Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Stock for the purpose of financing such acquisition, provided that such amount is not Indebtedness required to be reflected on the balance sheet of the Borrower or any Restricted Subsidiary in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this proviso);

(o) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) financing of insurance premiums in an aggregate principal amount not to exceed $15,000,000 at any time outstanding or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;

(p) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(q) Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 9.6(b);

(r) additional Indebtedness of Foreign Subsidiaries (and any Guarantee thereof by any Credit Party) under local working capital lines in an aggregate principal amount that at the time of incurrence does not cause the aggregate principal amount of Indebtedness incurred in reliance on this clause (r) to exceed $500,000,000;

(s) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(t) cash management obligations and Indebtedness in respect of cash management services, netting services (including treasury and depository services), overdraft facilities, employee credit or debit card programs (including non-card electronic payment services and purchase card programs), cash pooling arrangements, electronic fund transfer services or similar arrangements in connection with cash management and deposit accounts; and

(u) lease obligations in respect of Sale and Lease-Back Transactions in an aggregate principal amount not to exceed $100,000,000.

9.2. Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Liens securing the ABL Facility under the ABL Documents subject to the terms of the Intercreditor Agreement;

(c) [Reserved];

(d) Permitted Liens;

(e) (i) Liens securing Indebtedness permitted pursuant to Sections 9.1(f) and (u), provided that (x) such Liens attach at all times only to the assets so financed or subject to the applicable Sale and Lease-Back Transaction except for accessions to the property financed with the proceeds of such Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Restricted Foreign Subsidiaries that are not Credit Parties securing Indebtedness permitted pursuant to Sections 9.1;

(f) Liens existing on the Closing Date and listed on Schedule 9.2;

(g) the replacement, extension or renewal of any Lien permitted by clauses (e), (f) and (h) of this Section 9.2 upon or in the same assets theretofore subject to such Lien (or upon or in after-acquired property that is affixed or incorporated into the property covered by such Lien) or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(h) Liens existing on the assets of any Person that becomes a Restricted Subsidiary of the Borrower (or is a Restricted Subsidiary that survives a merger with such Person in the transaction in which such Person became a Restricted Subsidiary), or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 9.1(j); provided that such Liens attach at all times only to the same assets to which such Liens attached (and after-acquired property that is affixed or incorporated into the property covered by such Lien), and secure only the same Indebtedness or obligations that such Liens secured, immediately prior to such Permitted Acquisition and any modification, replacement, refinancing, refunding, renewal or extension thereof permitted by Section 9.1(j);

(i) Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(j) Liens (i) of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection or (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(k) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 9.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 9.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(l) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(n) Liens solely on any cash earnest money deposits or other similar cash deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent, distribution agreement in the ordinary course of business or purchase agreement not prohibited hereunder;

(o) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business; and

(p) additional Liens so long as the aggregate principal amount of the obligations secured thereby does not exceed $75,000,000 at any time outstanding.

9.3. Limitation on Fundamental Changes. Except as expressly permitted by Section 9.4 or 9.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) so long as no Default or Event of Default would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower, provided that (i) except as permitted by subclause (ii) below, the Borrower shall be the continuing or surviving corporation, (ii) if the Person formed by or surviving any such merger, amalgamation or consolidation involving the Borrower is not the Borrower, the surviving Person shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such surviving Person, as the case may be, being herein referred to as the “Successor Borrower”), (iii) any Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iv) each applicable Credit Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable Credit Documents confirmed that its obligations under the Credit Document continue to apply to any Successor Borrower’s obligations under this Agreement, (v) the Consolidated Interest Coverage Ratio for the most recent Test Period would either (A) be at least 2.0 to 1.0 or (B) be greater than the Consolidated Interest Coverage Ratio immediately prior to such transaction, and (vi) the Successor Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such merger or consolidation complies with this Agreement (it being understood that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement); and

(b) any Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower,

provided that (i) either (x) such merger amalgamation or consolidation constitutes a Disposition permitted by Section 9.4 or (y) a Restricted Subsidiary shall be the continuing or surviving Person and the Investment resulting from such merger, amalgamation or consolidation is permitted by Section 9.5, (ii) in the case of any merger, amalgamation or consolidation in which a Guarantor is the surviving Person, such Guarantor shall execute any supplement to the applicable Guarantee and Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to preserve and protect the Liens on the Collateral securing the applicable Obligations and (iii) the Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation complies with this Agreement.

9.4. Limitation on Sale of Assets. (1) The Borrower will not, and will not permit any of the Restricted Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables, Stock and Stock Equivalents of any other Person and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) and (2) the Borrower will not permit any Restricted Subsidiary to issue any Stock and Stock Equivalents, in each case, in excess of $1,000,000 per transaction or series of related transactions, except, in each case:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) inventory, used, surplus or worn out equipment, vehicles and other assets in the ordinary course of business and (ii) Permitted Investments;

(b) Restricted Subsidiaries may issue Stock and Stock Equivalents and the Borrower and the Restricted Subsidiaries may Dispose of assets, excluding a Disposition of accounts receivable, except in connection with the Disposition of any business to which such accounts receivable relate, for fair value, provided that (i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Borrower or such Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (i) the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder) of the Borrower or such Restricted Subsidiary, other than Junior Indebtedness, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 9.4(b)(i) and Section 9.4(c)(ii) that is at that time outstanding, shall not be in excess of $15,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, (ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 8.9, (iii) to the extent required, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are applied to the prepayment of Term Loans as provided for in Section 4.2 and (iv) after giving effect to any such Disposition, no Default or Event of Default shall have occurred and be continuing;

(c) the Borrower and the Restricted Subsidiaries may make Dispositions to the Borrower or to any Restricted Subsidiary, provided that with respect to any such Dispositions from Credit Parties to Restricted Subsidiaries that are not Credit Parties, (i) such sale, transfer or disposition shall be for fair value, (ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $10,000,000, the Person making such Disposition shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this subclause (ii) the following shall be deemed to be cash: (A) any securities received by the Person making such Disposition from the purchaser that are converted by such Person into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (B) any Designated Non-Cash Consideration received by the Person making such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 9.4(c)(ii) and Section 9.4(b)(i) that is at that time outstanding, shall not be in excess of $15,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, and (iii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 8.9;

(d) the Borrower and any Restricted Subsidiary may affect any transaction expressly permitted by Section 9.3, 9.5 or 9.6 (including the making of any Restricted Payment);

(e) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(f) Dispositions of property (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise;

(g) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor;

(j) voluntary terminations of Hedge Agreements;

(k) Dispositions (including Sale and Lease-Back Transactions) prior to the Second Restatement Effective Date by a Foreign Subsidiary designed to generate foreign distributable reserves and which are not adverse to the Lenders in any material respect;

(l) Dispositions prior to the Second Restatement Effective Date among the Borrower and the Restricted Subsidiaries in connection with the Post-Closing Subsidiary Transfers (as defined in the Original Credit Agreement);

(m) Dispositions of accounts receivable of Foreign Subsidiaries pursuant to factoring arrangements that would otherwise be permitted to be incurred as Indebtedness hereunder pursuant to Section 9.1 (it being understood that upon any such Disposition, the amount of the uncollected receivable shall be deemed to be Indebtedness for purposes of Section 9.1 until the transferee has collected an amount from the account debtor at least equal to the amount paid to the applicable Subsidiary in respect of such accounts receivable);

(n) Dispositions of Subsidiaries with no assets;

(o) Dispositions of the Stock and Stock Equivalents of the Borrower to the extent any such disposition would not result in a Change of Control; and

(p) Dispositions of accounts receivable pursuant to factoring arrangements in an aggregate amount (with a receivable being deemed to be “outstanding” until the Borrower or the applicable Subsidiary has received the full purchase price thereof from the purchaser) not to exceed $25,000,000 at any time outstanding.

9.5. Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Investment except:

(a) extensions of trade credit in the ordinary course of business and Investments resulting from VAT and other customs arrangements by Subsidiaries with local financial institutions in various jurisdictions in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, relocation and analogous ordinary business purposes (including employee payroll advances) and (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to the extent that the amount of such loans and advances are directly or indirectly contributed to the Borrower in cash;

(d) Investments existing on, or contemplated as of, the Closing Date and listed on Schedule 9.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof; provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(f) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents of the Borrower or any of its direct or indirect parent companies;

(g) Investments (A) by the Borrower or any Restricted Subsidiary in any Credit Party, (B) between or among Restricted Subsidiaries of the Borrower that are not Credit Parties, (C) by any Credit Party in any Restricted Subsidiary that is organized in Canada in an amount not to exceed $100,000,000 or (D) by any Credit Party in any Restricted Subsidiary that is not a Credit Party in an amount not to exceed at any time outstanding the sum of (x) $100,000,000 plus (y) the aggregate amount of cash Investments in Credit Parties by the Borrower or Restricted Subsidiaries that are not Credit Parties following the Closing Date (and which did not otherwise increase the amount available for any Restricted Payment or Investment hereunder);

(h) Investments constituting Permitted Acquisitions;

(i) Investments in an aggregate amount pursuant to this clause (i) that, at the time each such Investment is made, would not exceed the sum of (x) $40,000,000, plus (y) the Applicable Amount at such time;

(j) Investments constituting non-cash proceeds of Dispositions of assets to the extent permitted by clauses (b) and (c) of Section 9.4;

(k) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments permitted to be made to such Person in accordance with Section 9.6;

(l) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(m) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(n) Guarantee Obligations of the Borrower or any Restricted Subsidiary of obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o) Investments held by a Person acquired (including by way of merger or consolidation) after the Closing Date otherwise in accordance with this Section 9.5 to the extent that such Investments do not constitute a majority of the assets acquired and were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) Investments in connection with the Transactions;

(q) Indebtedness under Hedge Agreements permitted under Section 9.1(h);

(r) Investments that would otherwise be permitted as Restricted Payments under Section 9.6(e)(iii); and

(s) unsecured Guarantee Obligations of any Credit Party in respect of Indebtedness of Foreign Subsidiaries permitted by Section 9.1 (other than pursuant to Section 9.1(b)).

9.6. Limitation on Restricted Payments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Restricted Payment; provided that, notwithstanding the foregoing:

(a) the Borrower or any of its Restricted Subsidiaries may (or may make Restricted Payments to permit any direct or indirect parent thereof to) redeem in whole or in part any of its Stock or Stock Equivalents for another class of its (or such parent’s) Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents), provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;

(b) the Borrower and its Restricted Subsidiaries may (or may make Restricted Payments to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by officers, directors and employees of the Borrower (or any of its direct or indirect parent companies) and the Restricted Subsidiaries in an amount not to exceed $3,000,000 in any fiscal year of the Borrower (with unused budgeted amounts from any fiscal year available in any succeeding year); provided that such amount in any fiscal year may be increased by an amount not to exceed the cash proceeds from the sale of Stock and Stock Equivalents (other than Disqualified Equity Interests) of the Borrower (or any of its direct or indirect parent companies so long as such cash proceeds are contributed to the common equity of the Borrower) to officers, directors and employees of the Borrower (or any of its direct or indirect parent companies) and the Restricted Subsidiaries that occurs after the Closing Date, to the extent the Borrower elects to exclude such amounts from the calculation of the Applicable Amount;

(c) so long as no Event of Default has occurred and is continuing, the Borrower and the Restricted Subsidiaries may make Restricted Payments, provided that (i) at the time of such Restricted Payment and after giving Pro Forma Effect thereto, the Consolidated Total Leverage Ratio shall not exceed 4.0 to 1.00 and (ii) the amount of any such Restricted Payments pursuant to this clause (c) shall not exceed an amount equal to (x) $20,000,000 in the aggregate following the Closing Date, less (y) the amount of Junior Indebtedness purchased in reliance on Section 9.7(a)(ii);

(d) the Borrower or any Restricted Subsidiary may make Restricted Payments:

(i) the proceeds of which shall be used to allow the Borrower or any direct or indirect parent of the Borrower to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Borrower plus any reasonable and customary indemnification claims made by directors or officers of the Borrower (or any parent thereof) attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries or (B) fees and expenses otherwise due and payable by the Borrower or any of its Restricted Subsidiaries and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement;

(ii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of any of its direct or indirect parent of the Borrower; and

(iii) to any direct or indirect parent of the Borrower to finance any Investment permitted to be made by the Borrower or a Restricted Subsidiary pursuant to Section 9.5; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Borrower or such Restricted Subsidiary or (2) the merger (to the extent permitted in Section 9.5) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries and (C) the Borrower shall comply with Sections 8.8 and 8.9 to the extent applicable; and

(e) (i) any Restricted Subsidiary of the Borrower may make Restricted Payments to the Borrower or any other Restricted Subsidiary of the Borrower (and pro rata Restricted Payments to the other equity holders of such Restricted Subsidiaries) and (ii) the Borrower and its Restricted Subsidiaries may make Restricted Payments to fund the operating expenses and taxes of any direct or indirect parent company of the Borrower to the extent attributable to its ownership of the Borrower and the Restricted Subsidiaries.

9.7. Limitations on Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease or acquire prior to the scheduled maturity thereof the Subordinated Notes or any other Subordinated Indebtedness, or obligations under the Subordinated Notes (collectively, “Junior Indebtedness”); except so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom: (i) the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem Junior Indebtedness with the proceeds of Indebtedness permitted by Section 9.1(i) or (m); (ii) the Borrower and its Restricted Subsidiaries may make prepayments of Junior Indebtedness for aggregate consideration not to exceed $20,000,000 less the amount of Restricted Payments made in reliance on Section 9.6(c); provided that at the time of such prepayment pursuant to the foregoing clause (ii) and after giving Pro Forma Effect thereto, the Consolidated Total Leverage Ratio shall not exceed 4.0 to 1.00; and (iii) the Borrower and its Restricted Subsidiaries may make prepayments, repurchases, redemptions, defeasances or acquisitions of Junior Indebtedness so long as immediately after giving Pro Forma Effect to any such prepayment, repurchase, redemption, defeasance or acquisition pursuant to this clause (iii), the Consolidated Senior Secured Leverage Ratio shall not exceed 4.25 to 1.00. Notwithstanding the foregoing, nothing in this Section 9.7 shall prohibit (x) the repayment or prepayment of intercompany Subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit any such repayment or prepayment or (y) the conversion of Junior Indebtedness into Qualified Equity Interests or Stock or Stock Equivalents of the Borrower or any direct or indirect parent company of the Borrower (or the repayment or prepayment of Junior Indebtedness with the proceeds thereof).

(b) The Borrower and its Restricted Subsidiaries will not waive, amend, modify, terminate or release any Junior Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect; provided that any Junior Indebtedness may be amended or modified in any manner including to delete the subordination provisions therein to the extent that, immediately after giving effect to such amendment or modification, the Borrower or any Restricted Subsidiary would have been permitted to incur such Indebtedness pursuant to Section 9.1(m) (other than with respect to scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is 91 days after the Final Maturity Date that do not arise as a result of such amendment or modification but including, without limitation, the Consolidated Interest Coverage Test set forth therein). For the avoidance of doubt, the Borrower and its Restricted Subsidiaries are permitted to modify the Subordinated Notes to remove the subordination provisions and following any such modification which removes the subordination provision the Subordinated Notes shall no longer constitute Subordinated Indebtedness.

9.8. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions with any Affiliate of the Borrower, involving aggregate payments in excess of $3,000,000 unless such transactions with any of their Affiliates are on terms that are not materially less favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of fees to the Sponsor pursuant to any Management Agreement in an amount not to exceed $6,000,000, in any fiscal year (plus customary out-of-pocket expense reimbursement and indemnity) so long as no Event of Default shall have occurred and be continuing at the date of such payment or would result therefrom (it being understood that following the cure of all such Events of Default, such payments may be made), (b) Restricted Payments permitted by Section 9.6, (c) the payment of expenses in connection with the Transactions, (d) the issuance of Stock or Stock Equivalents of the Borrower (or any of its direct or indirect parent companies) to the management of the Borrower (or any of its direct or indirect parent companies) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in clause (f) of this Section 9.8, (e) loans, advances and other transactions between or among the Borrower and the Restricted Subsidiaries to the extent otherwise permitted under Section 9, (f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (g) payments by the Borrower and the Restricted Subsidiaries to any of its direct or indirect parent companies pursuant to tax sharing agreements among the Borrower (and/or any of its direct and indirect parent companies) and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower and the Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Borrower and the Restricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any of its direct or indirect parent companies) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (i) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.8 or any amendment thereto to the extent such an amendment is not materially adverse, taken as a whole, to the Lenders, (j) payments by the Borrower and the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of the Borrower, in good faith, and either (i) limited to 1% of completed transactions and (ii) to the extent in excess of the amounts permitted by subclause (i) above, made from amounts that would have been permitted to be applied to make Restricted Payments pursuant to Section 9.6(f), (k) the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it was a party as of the Second Restatement Effective Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of the Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (k) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole, (l) payments or loans (or cancellation of loans) to employees or consultants of the Borrower, any of its direct or indirect parent companies or any of the Restricted Subsidiaries which are approved by a majority of the board of directors of the Borrower in good faith and (m) modifications to Junior Indebtedness permitted by Section 9.7(b).

9.9. [Reserved].

9.10. Changes in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Restricted Subsidiaries, taken as a whole, on the Fourth Restatement Effective Date and other business activities incidental or related to any of the foregoing.

9.11. Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Borrower will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Stock or pay any Indebtedness or other obligations owed to the Borrower or any Restricted Subsidiary, (ii) make any loans or advances to the Borrower or any Restricted Subsidiary or (iii) transfer any of its property or assets to the Borrower or any Restricted Subsidiary, except any encumbrance or restriction:

(a) pursuant to an agreement or instrument as in effect at or entered into on the date hereof, including without limitation the ABL Facility and the Subordinated Notes Purchase Agreements;

(b) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Stock of a Person, which Person is acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation) and not applying to the Borrower or any of the Restricted Subsidiaries (other than to any such Person or assets so acquired);

(c) pursuant to an agreement or instrument replacing or contained in any amendment, supplement or other modification to an agreement referred to in clause (a) or (b) above; provided, however, that the encumbrances and restrictions contained in any such replacement agreement or amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in such original agreement;

(d) (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of Real Estate interests set forth in any reciprocal easement agreements of the Borrower or any Restricted Subsidiary, or (v) pursuant to purchase money Indebtedness that impose encumbrances or restrictions on the property or assets so acquired;

(e) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(f) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Borrower or any Restricted Subsidiary or any of their businesses;

(g) pursuant to an agreement or instrument (i) relating to any Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to Section 9.1, if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the agreements set forth in clause (a) above (as determined in good faith by the Borrower);

(h) restrictions and conditions on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(i) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary;

(j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.5 and applicable solely to such joint venture;

(k) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 9.1 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(l) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(m) Secured Indebtedness otherwise permitted to be incurred under Sections 9.1(f) and (j) that limit the right of the obligor to dispose of the assets securing such Indebtedness; and

(n) customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment thereof, in each case entered into in the ordinary course of business.

ARTICLE X Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.1. Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans, (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans owing hereunder or (c) default, and such default shall continue for 30 or more days, in the payment when due of any other amounts owing hereunder or under any other Credit Document.

10.2. Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered by it pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

10.3. Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(e)(i), 8.8(b) or Section 9;

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 10.1 or 10.2 or clause (a) of this Section 10.3) contained in this Agreement, any Security Document, the Guarantee and such default shall continue unremedied for a period of at least 30 days after receipt of written notice to the Borrower from the Administrative Agent or the Required Lenders.

10.4. Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment when due with respect to any Indebtedness (other than the Obligations) in excess of $75,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness in excess of $75,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice, the passage of time or both, any such Indebtedness to become due prior to its stated maturity; provided, that no Event of Default under this subclause (a)(ii) shall exist as a result of the breach of any agreement or condition of the ABL Facility unless such breach continues for a period of 30 days or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof.

10.5. Bankruptcy, Etc. The Borrower or any Material Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” or any domestic or applicable foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto; or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and the petition is not controverted within 30 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Material Subsidiary and such petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian, judicial manager, receiver, monitor, sequestrator, receiver manager, trustee, administrator or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Material Subsidiary; or the Borrower or any Material Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Material Subsidiary; or there is commenced against the Borrower or any Material Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Material Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Material Subsidiary makes a general assignment for the benefit of creditors.

10.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under Section 4041(c) or Section 4042 of ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069 or 4201, of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof) and (b) there could result from any event or events set forth in clause (a) of this Section 10.6 the imposition of a Lien or a liability or the reasonable likelihood of incurring a Lien or liability that would be reasonably likely to have a Material Adverse Effect.

10.7. Guarantee. The Guarantee by any Guarantor or group of Guarantors constituting a Material Subsidiary or any material provision thereof shall cease to be in full force or effect with respect to the Borrower or any Guarantor (other than pursuant to the terms hereof and thereof) or the Borrower or any Guarantor shall deny or disaffirm in writing any such Guarantor’s material obligations under any such Guarantee.

10.8. Security Documents. Any Security Agreement or Mortgage covering assets in the aggregate in excess of $30,000,000 or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder shall deny or disaffirm in writing any grantor’s material obligations under any Security Agreement or Mortgage.

10.9. Judgments. One or more judgments, attachments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $75,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

10.10. Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement, (i) terminate any then outstanding Commitments and/or (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, if an Event of Default specified in Section 10.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified shall occur automatically without the giving of any such notice.

Any amount received by the Administrative Agent or the Collateral Agent from any Credit Party following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 10.5 shall be applied:

(i) first, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or Collateral Agent in connection with such collection or sale or otherwise in connection with any Credit Document, including all court costs and the reasonable out-of-pocket fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable and documented out-of-pocket costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(ii) second, to the Secured Parties, an amount equal to all Obligations owing to them on the date of any distribution; and

(iii) third, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

ARTICLE XI The Agents

11.1. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent and each Lender irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Administrative Agent or the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.

(c) The Arrangers, in their capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 11.

11.2. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3. Exculpatory Provisions. None of the Administrative Agent, the Collateral Agent, any other Agent or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction in connection with its duties expressly set forth herein) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Borrower, any Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder. None of the Administrative Agent, the Collateral Agent or any other Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

11.4. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

11.5. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default.” In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

11.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender. Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7. Indemnification. The Lenders agree to indemnify each Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 11.7 shall survive the payment of the Loans and all other amounts payable hereunder.

11.8. Agents in Their Individual Capacities. The Agents and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor, and any other Credit Party as though the Administrative Agent or such other Agent were not the Administrative Agent or such other Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the Agents in their individual capacities.

11.9. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower so long as no Default or Event of Default has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 11 (including Section 11.7) and Section 12.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

11.10. Withholding Tax. To the extent required by any applicable law, each Agent shall withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

ARTICLE XII Miscellaneous

12.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may (as applicable depending on the relevant Credit Document), from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent and/or Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive or reduce any portion of any Loan or extend the scheduled repayment date of any principal of any Loan (which, for the avoidance of doubt, does not include payments pursuant to Section 4.2(a), it being understood that only the consent of the Required Lenders shall be necessary to waive any obligations of the Borrower to make payments pursuant to Section 4.2(a)) or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the “default rate”), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 4.3(a) (with respect to the ratable allocation of any payments only) and 12.8(a), or make any Loan, interest, fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 12.1 or reduce the percentages specified in the definitions of the terms “Required Lenders,” consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 9.3) or alter the order of application set forth in the final paragraph of Section 10, in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 11 without the written consent of the then-current Administrative Agent and Collateral Agent, or (iv) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement) without the prior written consent of each Lender, or (v) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (vi) change the application of any mandatory prepayments without the consent of a majority of each Class adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Credit Parties, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Notwithstanding any of the foregoing, the Administrative Agent, acting in its sole reasonable discretion, and the Borrower may (without the consent of any Lender) amend or supplement this Agreement and the other Credit Documents to cure any ambiguity, defect or inconsistency or to make a modification of a minor, consistency or technical nature or to correct a manifest error.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated), supplemented or modified, with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement

Term Loans shall be substantially the same in material respects to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans of such Class in effect immediately prior to such refinancing, or in respect of interest rates and/or fees applicable thereto, unless, in each case otherwise agreed by the provider of such Replacement Term Loans and the Required Lenders (which will not include the Class of Refinanced Term Loans in such calculation for this purpose).

The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in the case of all Credit Parties, in full, upon payment in full of the Obligations under this Agreement (other than the indemnification and other contingent obligations for which no claim has been asserted), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party (or, in the case of a sale by a Credit Party another Credit Party), to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 12.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (as set forth below) and (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. In addition to the foregoing, the Collateral Agent, in its reasonable discretion, may release Liens granted to the Collateral Agent, for the benefit of the Secured Parties, on Collateral valued in an aggregate amount not in excess of $10,000,000 per fiscal year of the Borrower without prior written authorization of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from their obligations under the Guarantee upon consummation of any transaction resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

12.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 4.1 shall not be effective until received.

12.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or written statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

12.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (but limited, as to legal fees and expenses, to the out-of-pocket reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP and up to one special and local counsel in respect of each relevant jurisdiction, as applicable, (b) to pay or reimburse the Administrative Agent and the Collateral Agent (and, if applicable as set forth below, the Lenders) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other

Credit Documents and any such other documents, including the out-of-pocket and documented reasonable fees, disbursements and other charges of counsel to the Administrative Agent, the Collateral Agent and the Lenders (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees, investment advisors and agents (the “Indemnitees”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable out-of-pocket and documented fees, disbursements and other charges of one legal counsel and up to one special and local counsel in respect of each material and relevant area of law or jurisdiction (as applicable) and one additional counsel in the event of any conflict of interest, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law (other than by such indemnified person or any of its Related Parties) or to any actual or alleged presence, Release or threatened Release of Hazardous Materials involving or attributable to the operations of the Borrower, any of the Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any other Indemnitee nor any of their respective Related Parties with respect to Indemnified Liabilities to the extent attributable to (i) the gross negligence, bad faith or willful misconduct of the Indemnitee to be indemnified (as determined by a final judgment of a court of competent jurisdiction), (ii) any material breach of any Credit Document by the Indemnitees to be indemnified or (iii) any claims between Indemnitees and/or their Related Parties and not directly involving the Borrower or any of its Affiliates. All amounts payable under this Section 12.5 shall be paid within ten Business Days of receipt by the Borrower of written demand therefor. The agreements in this Section 12.5 shall survive repayment of the Loans and all other amounts payable hereunder.

12.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 9.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 12.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold or delay its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs including payments under Section 2.10, 2.11 or 4.4 would result therefrom unless an Event of Default under Section 10.1 or Section 10.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 10.1 or Section 10.5 has occurred and is continuing, any other assignee; provided further that consent to an assignment by the Borrower shall be deemed to have been given if the Borrower does not expressly withhold consent thereto within 10 Business Days of a Lender requesting in writing such consent from the Borrower; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

Notwithstanding the foregoing, no such assignment shall be made to (i) the Borrower, any Sponsor or any of their respective Affiliates or (ii) a natural person.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and increments of $1,000,000 in excess thereof (or, the case of a Euro Tranche Term Loan, €1,000,000 or increments of €1,000,000 in excess thereof) or, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if a Default or an Event of Default under Section 10.1 or Section 10.5 has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds and contemporaneous assignments by a single assignor made to Funds managed by the same investment advisor shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”); and

(E) no assignment shall be effective unless and until such assignment is recorded in the Register.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 12.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 4.4 and 12.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 12.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and Participants, and the Commitments of, and principal and interest amount of the Loans owing to, each Lender and Participant pursuant to the terms hereof from time to time (the “Register”). Further, each Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 12.6 and any written consent to such assignment required by clause (b) of this Section 12.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the proviso to Section 12.1 that affects such Participant. Subject to clause (c)(ii) of this Section 12.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 4.4 (subject to the requirements and limitations of those Sections) and had acquired its interest by assignment pursuant to clause (b) of this Section 12.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8(b) (subject to the requirements and limitations of the Section). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amount of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant except to the extent that the entitlement to any greater payment results from any Change in Law after the Participant becomes a Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, in form reasonably satisfactory to the Administrative Agent and the Borrower, evidencing the Term Loans owing to such Lender.

(e) If the Borrower wishes to replace all of the Loans or Commitments hereunder with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to any required prepayment notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Commitments, to require the Lenders to assign all of the Loans and Commitments to the Administrative Agent or its designees. Pursuant to any such assignment, all Loans and Commitments shall be purchased at par, accompanied by payment of any accrued interest thereon and any amounts owing pursuant to Section 2.11. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned all of the Loans and Commitments pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(f) Subject to Section 12.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Affiliated Lender in accordance with Section 12.6; provided that:

(i) no Default or Event of Default has occurred or is continuing or would result therefrom;

(ii) the assigning Lender and Affiliated Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;

(iii) any Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(iv) no Term Loan may be assigned to an Affiliated Lender pursuant to this Section, if after giving effect to such assignment, Affiliated Lenders in the aggregate would own in excess of 25% of the principal amount of all Term Loans then outstanding;

(v) any offer by a Purchasing Borrower Party to purchase or take by assignment any Term Loans shall be made to all Lenders pro rata (with buyback mechanics to be agreed between such Purchasing Borrower Party and the Auction Agent selected by the Borrower for such purchase and which shall be reasonably acceptable to the Administrative Agent); and

(vi) no assignment shall be effective unless and until such assignment is recorded in the Register.

(i) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (x) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not invited, and (y) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2), or (z) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or such other Lender under the Credit Documents (other than a claim that arises from the gross negligence, bad faith or willful misconduct of the Administrative Agent or such other Lender).

(j) Notwithstanding anything in Section 10.1 or the definition of “Required Lenders” to the contrary, for the purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document:

(A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(B) all Term Loans held by Affiliated Debt Funds may not account for more than 50% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.1.

Additionally, the Credit Parties and each Non-Debt Fund Affiliate hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable in any material respect to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower. Each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.

(k) The Administrative Agent shall not have any responsibility for ensuring compliance by any party with this clauses (h), (i) and (j) of this Section 12.6 or determining whether any assignee is an Affiliated Lender. The Borrower shall ensure that Section 12.6(h)(iv) is complied with and shall promptly notify the Administrative Agent of any acquisition by any Affiliated Lender of any Term Loan.

12.7. Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 4.4, (b) is affected in the manner described in Section 2.10(a)(iv) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that: (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11 or 4.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 12.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (i) all Obligations of the Borrower then due and payable to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (iii) the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 12.6, (iv) if such replacement is in connection with a repricing of the Term B Loans prior to the first anniversary of the Third Restatement Effective Date, the Borrower shall pay the replaced Lender a fee equal to 1.0% of the principal amount of its Term Loans required to be assigned pursuant to this Section 12.7(b) and (v) if such replacement is in connection with a repricing of the Euro Tranche Term Loans prior to the date that is six months after the Fourth Restatement Effective Date, the Borrower shall pay the replaced Lender a fee equal to 1.0% of the principal amount of its Euro Tranche Term Loans required to be assigned pursuant to this Section 12.7(b).

12.8. Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

12.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

12.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

12.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.

12.13. Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 12.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 12.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 12.13 any special, exemplary, punitive or consequential damages; and

(f) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

12.14. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Administrative Agent, the Lender and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Parent and the Borrower, on the one hand, and any Lender, on the other hand.

12.15. WAIVERS OF JURY TRIAL. THE PARENT, THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTER-CLAIM THEREIN.

12.16. Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or (a) to such Lender’s or the Administrative Agent’s partners, directors, officers, employees, attorneys, professional advisors, independent auditors, trustees or Affiliates or to ratings agencies, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (d) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization, (e) to any party to this Agreement, (f) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (g) with the consent of the Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 12.16 or (y) becomes available to the Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or its Subsidiaries; provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request made to such Lender or the Administrative Agent by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Parent, the Borrower or any Subsidiary. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to any pledgee referred to in Section 12.6 or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by confidentiality provisions comparable to those set forth in this Section 12.16.

12.17. Direct Website Communications.

(a) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at Liliana.Claar@bankofamerica.com. Nothing in this Section 12.17 shall prejudice the right of the Borrower, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(b) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(c) The Borrower hereby acknowledge that (a) the Administrative Agent and/or the other Agents will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that do not contain any material non-public information and that may be distributed to the Public Lenders and that (x) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (y) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the other Agents to make such Borrower Materials available through a portion of the Platform designated “Public Investor.” Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Borrower nor any of its Related Parties shall be liable, or responsible in any manner, for the use by any Agent, any Lender, any Participant or any of their Related Parties of the Borrower Materials. In addition, it is agreed that (i) to the extent any Borrower Materials constitute Confidential Information, they shall be subject to the confidentiality provisions of Section 12.16 and (ii) the Borrower shall be under no obligation to designate any Borrower Materials as “PUBLIC.”

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS

FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.

12.18. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Parent and the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

12.19. Intercreditor Agreement. The Credit Parties and the Secured Parties acknowledge that the exercise of certain of the Collateral Agent’s and the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement. Except as specified herein, nothing contained in the Intercreditor Agreement shall be deemed to modify any of the provisions of this Agreement and the other Credit Documents, which, as among the Credit Parties and the Secured Parties shall remain in full force and effect.

12.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law). UK Know-Your-Customer Requirements.

(a) If:

(A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(B) any change in the status of a Credit Party after the date of this Agreement; or

(C) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Credit Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in subclause (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in subclause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Requirements of Law applicable to the transactions contemplated in the Credit Documents.

(b) Each Lender shall promptly upon the reasonable request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Requirements of Law applicable to the transactions contemplated in the Credit Documents.

12.22. Eligible Contract Participants. Notwithstanding any provision hereof or in any other Credit Document to the contrary, in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, at the time (i) any transaction is entered into under a Hedge Agreement or (ii) such Guarantor becomes a Guarantor hereunder, the Guarantee Obligations of such Guarantor shall not include, only to the extent and for so long as the Guarantee Obligations of such Guarantor shall be prohibited from including such transactions under the Commodity Exchange Act, (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions outstanding under any Hedge Agreements as of the date such Guarantor becomes a Guarantor hereunder.